Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and among

Everest/Sapphire Acquisition, LLC,

SIERRA BULLETS, L.L.C.,

BHH MANAGEMENT, INC.,

LUMBER MANAGEMENT, INC.

AND

BHH MANAGEMENT, INC.,

AS THE SELLERS’ REPRESENTATIVE

Dated as of AUGUST 21, 2017

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(continued)

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(continued)

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(continued)

		Page

8.15	Counterparts; Third-Party Beneficiaries	56

8.16	Entire Agreement	56

8.17	Attorneys’ Fees	56

8.18	Specific Performance	56

8.19	Incorporation of Schedules and Exhibits	56

8.20	Termination of Operating Agreement	56

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Exhibits

A - Definitions

B - Disclosure Schedule

C - Estimated Closing Statement

D - Pro Rata Portion

E - Representation & Warranty Insurance Policy

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of August 21, 2017 (the “Closing Date”) by and among Everest/Sapphire Acquisition, LLC, a Delaware limited liability company (“Buyer”), Sierra Bullets L.L.C., a Delaware limited liability company (the “Company”), BHH Management, Inc., a California corporation (“BHH”), Lumber Management, Inc., a Delaware corporation (“LMI” and, together with BHH, each a “Seller” and, collectively, the “Sellers”), and BHH, in its capacity as the representative of Sellers (the “Sellers’ Representative”). Exhibit A contains definitions, or references to the definitions, of the capitalized terms used in this Agreement. Sellers and Buyer are each referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.	BHH owns 86.49% of the limited liability company interests of the Company (the “BHH Interest”) and LMI owns 13.51% of the limited liability company interests of the Company (the “LMI Interest” and, together with the BHH Interest, the “Transferred Interests”).

B.	On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, (i) BHH desires to sell assign, convey, and deliver to Buyer, and Buyer desires to purchase from BHH, all right, title and interest in and to all of the BHH Interest, and (ii) LMI desires to sell assign, convey, and deliver to Buyer, and Buyer desires to purchase from LMI, all right, title and interest in and to all of the LMI Interest (collectively, the “Transactions”).

C.	Following the Closing, Buyer will own all of the Transferred Interests.

AGREEMENT

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

Article 1

PURCHASE AND SALE OF TRANSFERRED INTERESTS; CLOSING

1.1	Closing. The closing of the Transactions (the “Closing”) will take place on the Closing Date simultaneously with the execution and delivery of this Agreement.

1.2	Purchase and Sale of the Transferred Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) BHH will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase from BHH, all of the BHH Interests, free and clear of all Liens, for a portion of the cash consideration described in Section 1.3; and (ii) LMI will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase from LMI, all of the LMI Interests, free and clear of all Liens, for a portion of the cash consideration described in Section 1.3.

1.3	Closing Deliverables; Payments at Closing.

1.3.1	Seller Deliveries. At the Closing, the Sellers’ Representative is delivering or causing to be delivered to Buyer:

(a)	this Agreement, duly executed by the Company, each Seller and the Sellers’ Representative;

(b)	(i) a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of the managing member of the Company, attesting to: (a) the completion of all necessary limited liability company action by the Company and all necessary corporate action by BHH to execute and deliver this Agreement, the other Seller Transaction Documents and the other Company Transaction Documents and to consummate the Transactions, and including copies of the Company’s Governing Documents and all resolutions required in connection with this Agreement or any other Company Transaction Document and (b) the good standing (or similar) certificates of the Company with respect to such entity’s jurisdiction of organization, and (ii) a certificate, dated the Closing Date, signed by an authorized officer of LMI, attesting to the completion of all necessary corporate action by LMI to execute and deliver this Agreement and the other Seller Transaction Documents and to consummate the Transactions;

(c)	payoff letter(s) in form and substance reasonably satisfactory to Buyer (the “Payoff Letters”), together with UCC-3 termination statements with respect to the financing statements filed against the assets of the Company by the holders of such Liens, in each case, in form and substance reasonably satisfactory to Buyer relating to the payment of all Estimated Closing Indebtedness set forth in the Estimated Closing Statement (the “Payoff Amounts”), which Payoff Letters will contain customary lien releases;

(d)	the consents set forth on Section 1.3.1(d) of the Disclosure Schedule, in each case, in form and substance reasonably satisfactory to Buyer;

(e)	a Notice of Non-U.S. Real Property Holding Corporation Status which meets the requirements of Treasury Regulation Section 1.897-2(h) and is sufficient to exempt the transactions contemplated by this Agreement from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act;

(f)	evidence of binding director and officer insurance coverage;

(g)	offer letters, duly executed by the Employees identified on Section 1.3.1(g) of the Disclosure Schedule, pursuant to which such Employees agree to be bound by Buyer’s terms and conditions of employment;

(h)	resignations, in form and substance reasonably satisfactory to Buyer, of each manager, director and executive officer of the Company, which will be effective upon the Closing, except for such Persons as will have been designated in writing prior to the Closing by Buyer to the Sellers’ Representative; and

(i)	a DVD containing a copy of the information and documents set forth in the Data Room.

1.3.2	Buyer Deliveries. At the Closing, Buyer is delivering, or causing to be delivered, and paying, or causing to be paid, by wire transfer in immediately available funds (without any withholding or deduction of any kind except as otherwise provided for in this Agreement or otherwise required by Law), the following:

(a)	this Agreement, duly executed by Buyer;

(b)	a certificate, dated the Closing Date, signed by the Secretary or any Assistant Secretary of Buyer, attesting to: (i) the completion of all necessary corporate action by Buyer to execute and deliver this Agreement and the other Buyer Transaction Documents and to consummate the Transactions, and including copies of the Governing Documents of Buyer and resolutions required in connection with this Agreement and any other Buyer Transaction Document and (ii) the good standing (or similar) certificate of Buyer with respect to Buyer’s jurisdiction of organization;

(c)	evidence that Buyer (or one or more of its Affiliates) has entered into the representation and warranty insurance policy attached hereto as Exhibit E (the “Representation and Warranty Insurance Policy”) pursuant to Section 5.8;

(d)	the Payoff Amounts to the accounts and in the amounts set forth in the Payoff Letters, and the Estimated Closing Transaction Expenses to the accounts and in the amounts set forth in the Estimated Closing Statement, in each case, to the extent not paid by or on behalf of the Company and/or its Affiliates prior to the Closing;

(e)	to the Sellers’ Representative, for the benefit of Sellers, to the account specified in writing by the Sellers’ Representative, the Sellers’ Representative Amount, to be held and disbursed by the Sellers’ Representative in accordance with the terms of this Agreement; and

(f)	to Sellers, according to each Seller’s Pro Rata Portion, to the accounts specified in writing by the Sellers’ Representative, the Estimated Closing Date Purchase Price.

1.4	Working Capital Adjustment.

1.4.1	Estimated Closing Statement. Attached hereto as Exhibit C (which such Exhibit C was delivered to Buyer prior to Closing) is a written statement (the “Estimated Closing Statement”) reflecting Sellers’ good faith calculations, in accordance with the Accounting Principles, of (a)(i) the Net Working Capital as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Closing Working Capital”), (ii) the Cash of the Company as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Closing Cash”), (iii) the Indebtedness of the Company as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Estimated Closing Indebtedness”), and (iv) the Transaction Expenses of the Company (the “Estimated Closing Transaction Expenses”), and (b) Sellers’ calculation of the Estimated Closing Date Purchase Price.

1.4.2	Closing Statement. As promptly as practicable, but no later than sixty (60) days after the Closing Date, Buyer will cause to be prepared and delivered to the Sellers’ Representative a written statement (the “Closing Statement”) setting forth Buyer’s good faith calculations, in accordance with the Accounting Principles, of (a)(i) the Net Working Capital as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Working Capital”), (ii) the Cash of the Company as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Cash”), (iii) the Indebtedness of the Company as of 11:59 p.m. on the Business Day immediately prior to the Closing Date (the “Closing Indebtedness”), and (iv) the Transaction Expenses of the Company as of the Closing Date (the “Closing Transaction Expenses”), and (b) Buyer’s calculation of the Closing Date Purchase Price. Following delivery of the Closing Statement, and upon reasonable request of the Sellers’ Representative, Buyer and the Company will, upon reasonable notice, provide the Sellers’ Representative and its advisors with reasonable access to the Company’s employees, books and records during normal business hours to the extent reasonably related to the Sellers’ Representative’s evaluation of the Closing Statement. If Buyer fails to deliver the Closing Statement within such sixty (60)-day period, the Sellers’ Representative will deliver to Buyer its own calculation of the Closing Working Capital, Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Date Purchase Price, and the Sellers’ Representative’s calculation will be final and binding upon the Parties.

1.4.3	Dispute Notice. If the Sellers’ Representative disagrees with the calculations set forth in the Closing Statement delivered by Buyer pursuant to Section 1.4.2, the Sellers’ Representative may, within sixty (60) days after receipt of the Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) specifying in reasonable detail each item or amount that the Sellers’ Representative disputes (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting the Sellers’ Representative’s positions. The Sellers’ Representative will be deemed to have agreed with all other items and amounts contained in the Closing Statement that are not Disputed Items. If the Sellers’ Representative fails to deliver a Dispute Notice within such sixty (60)-day period, Buyer’s calculation of the Closing Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Date Purchase Price will be deemed accepted by Sellers and the Sellers’ Representative and will be final, conclusive and binding on the Parties.

1.4.4	Resolution Period. If a Dispute Notice is duly delivered pursuant to Section 1.4.3, Buyer and the Sellers’ Representative will, during the thirty (30) days following such delivery (the “Resolution Period”), use commercially reasonable efforts to reach agreement on the Disputed Items or amounts in order to determine the amount of the Closing Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and/or the Closing Date Purchase Price, as applicable. If Buyer and the Sellers’ Representative are able to reach agreement with respect to any Disputed Items, Buyer will promptly revise the Closing Statement to reflect such agreement.

1.4.5	Independent Accounting Firm. If, upon the conclusion of the Resolution Period, or any mutually-agreed upon extension thereof, Buyer and the Sellers’ Representative are unable to reach agreement on all of the Disputed Items, they will jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accounting Firm for resolution in accordance with the terms of this Section 1.4.5. The Independent Accounting Firm (i) will act as an arbitrator to determine, based solely on presentations by Buyer and the Sellers’ Representative and not by independent review, only the Unresolved Items, (ii) will make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.4.5, (iii) will use the definitions set forth herein with no consideration given to any modification of such definitions, (iv) will be limited to those adjustments, if any, required to be made for the Closing Statement to comply with the provisions of this Agreement and (v) will make a determination of the Unresolved Items within the range of Buyer’s and the Sellers’ Representative’s disagreement. Each Party will use commercially reasonable efforts to furnish to the Independent Accounting Firm such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accounting Firm may reasonably request and will be afforded an opportunity to discuss the Unresolved Items with the Independent Accounting Firm at such hearing as the Independent Accounting Firm will request or permit; provided, that (y) each Party will provide the other Party with a copy of all materials provided to, and communications with, the Independent Accounting Firm and (z) no Party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Independent Accounting Firm will deliver to Buyer and the Sellers’ Representative as promptly as practicable, and will be instructed to deliver no later than thirty (30) days after its engagement, a written report setting forth such calculation. Such determination of the Independent Accounting Firm will be final, binding and conclusive upon Buyer and Sellers (absent fraud or manifest error) and Buyer will promptly revise the Closing Statement to reflect such determination upon receipt of such report. The fees and expenses of the Independent Accounting Firm will be borne pro rata as between Buyer, on the one hand, and Sellers, on the other hand, based on the proportionate deviation of the respective adjustment amounts for the Unresolved Items proposed by Buyer and the Sellers’ Representative, as set forth in the Closing Statement in the case of Buyer and the Dispute Notice in the case of the Sellers’ Representative, from the determination of the final adjustment amounts made by the Independent Accounting Firm. The date on which the Closing Working Capital, the Closing Cash, the Closing Indebtedness, the Closing Transaction Expenses, and Closing Date Purchase Price are finally determined in accordance with this Section 1.4 is referred to as the “Determination Date.”

1.4.6	Adjustment to Purchase Price. The “Adjustment Amount” means the difference between the Closing Date Purchase Price (as finally agreed upon or determined pursuant to this Section 1.4) and the Estimated Closing Date Purchase Price. If the Adjustment Amount is a positive amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Buyer will pay or cause to be paid to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by the Sellers’ Representative, each Seller’s Pro Rata Portion of the Adjustment Amount. If the Adjustment Amount is a negative amount, then promptly, and in any event within five (5) Business Days following the Determination Date, Sellers will pay or cause to be paid to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the Adjustment Amount, with each Seller being responsible for its Pro Rata Portion of such Adjustment Amount.

1.4.7	No Adverse Actions. Buyer and the Company agree that, following the Closing and until the Adjustment Amount becomes final and binding upon the parties to this Agreement, the Company will not take any actions with respect to the accounting books and records of the Company as of the Closing Date on which the Closing Statement is to be based that are not consistent with the Accounting Principles.

Article 2

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Except as set forth in the Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made hereunder, each Seller, severally and not jointly, solely with respect to itself and not with respect to the other Seller, represents and warrants to Buyer as set forth below as of the Closing Date:

2.1	Organization and Good Standing. Such Seller has been duly formed and is validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.

2.2	Power and Authorization; Enforceability.

2.2.1	Such Seller has all requisite right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Seller Transaction Documents”), to perform its obligations hereunder and thereunder and to carry out the Transactions. All necessary action has been taken by such Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document, and no further action on the part of such Seller is necessary to authorize such execution, delivery and performance. Such Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document.

2.2.2	Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by such Seller will be, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as enforceability thereof may be limited by the Remedies Exception.

2.3	No Violation or Conflict. Neither the execution, delivery and performance by such Seller of this Agreement and the other Seller Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) will (a) contravene, conflict with or result in a violation or breach of, constitute a default under, or give a right to terminate or cancel under, (A) the Governing Documents of such Seller or (B) any (1) Judgments or (2) Laws, in each case, binding upon or applicable to such Seller or any of its respective Affiliates or by which it or any of its respective properties or assets are bound; (b) contravene, conflict with, result in a violation or breach of, constitute a default under, or give a right to terminate or cancel under, any of the terms or conditions of any Contract to which such Seller is a party or by which it or any of its respective properties or assets are bound; (c) result in the creation or imposition of any Lien upon any of the assets of such Seller (including the Transferred Interests); or (d) cause a loss or adverse modification of any material Governmental Authorization used or held by such Seller or any of its respective Affiliates.

2.4	Ownership of Transferred Interests. Such Seller is the beneficial and record owner of the Transferred Interests set forth opposite such Seller’s name on Section 3.4 of the Disclosure Schedule and has the sole right to vote or direct the voting of such Transferred Interests, at its discretion, on any matter submitted to a vote of the members of the Company. Such Seller’s Transferred Interests constitute all of Equity Interests of the Company that are owned legally, beneficially or of record by such Seller. The Company has no membership interests or other Equity Interests other than the Transferred Interests. All of the Transferred Interests of such Seller in the Company are owned directly by such Seller free and clear of all Liens and free of any other restriction, except for restrictions imposed by applicable securities Laws, and such Seller has good and marketable title to the Transferred Interests free and clear of all Liens. Such Seller has not granted or acknowledged to any Person any rights with respect to any of such Seller’s Transferred Interests or any other Equity Interests of the Company and such Seller has sole voting power and sole power to issue instructions with respect to the matters set forth herein, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to such Seller’s Transferred Interests and other Equity Interests, with no limitations, qualifications or restrictions on such rights. Such Seller does not have any claim against the Company or any of its officers, managers or any other Person with respect to the issuance of any equity of the Company or other Equity Interests. Such Seller has not commenced nor does such Seller intend to commence a voluntary case or other proceeding, and no involuntary case or other proceeding has been commenced against such Seller seeking liquidation or other relief with respect to its debts under any bankruptcy, insolvency or other similar Law. Upon the assignment of such Seller’s Transferred Interests by such Seller to the Buyer, and upon such Seller’s receipt of the Closing Date Purchase Price, good and marketable title to such Seller’s Transferred Interests will pass to the Buyer, free and clear of any Liens.

2.5	Consents. No Consent of any Governmental Authority or any other Person is required to be obtained, made or effected by such Seller in connection with the execution and delivery of this Agreement and the other Seller Transaction Documents or the performance of such Seller’s obligations hereby or thereby.

2.6	Litigation. There are no Proceedings pending or threatened in writing, before any Governmental Authority or arbitrator with respect to such Seller which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement by such Seller or would, if successful, be reasonably expected to adversely affect the ability of such Seller to perform its obligations under this Agreement.

2.7	FIRPTA. Such Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

2.8	Brokers and Finders. Except for Houlihan Lokey Capital, Inc., no broker, investment banker, financial advisor, finder, agent or similar intermediary has acted on such Seller’s behalf in connection with this Agreement or any of the transactions contemplated hereby, and except for fees payable to Houlihan Lokey Capital, Inc., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with such Seller or any action taken by such Seller.

Article 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth on the Disclosure Schedule, which exceptions or disclosures set forth therein will be deemed to be part of the representations and warranties made hereunder, Sellers hereby represent and warrant to Buyer as set forth below as of the Closing Date:

3.1	Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full limited liability company power to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. The Company is duly qualified or licensed to do business as a foreign company and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification. The Company has never employed any Person in any jurisdiction outside of the United States.

3.2	Power and Authorization; Enforceability.

3.2.1	The Company has full right, power, and authority to execute and deliver this Agreement and the other Transaction Documents to which it is, or is specified to be, a party (collectively, the “Company Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the Transactions. All necessary limited liability company action has been taken by the Company to authorize the due and valid execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document. The Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document.

3.2.2	Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at or prior to the Closing by the Company, will be, the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

3.3	No Violation or Conflict.

3.3.1	Neither the execution, delivery and performance by the Company of this Agreement or of the other Company Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) will:

(a)	conflict with, or result in a breach of, the Governing Documents of the Company;

(b)	violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to the Company or by which the Company or any of its properties or assets are bound or require the consent, approval or action of, filing with or notice to any Governmental Authority or other Person;

(c)	violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of the Company under, or any Material Contract to which the Company is a party or by which it or any of its properties or assets are bound;

(d)	result in the creation or imposition of any Lien upon any of the Transferred Interests; or

(e)	cause a loss or adverse modification of any Governmental Authorization used or held by the Company or any of its Affiliates.

3.3.2	No consent or approval of or notice to any Governmental Authority or any other Person is required to be obtained, made or effected by Company in connection with the execution and delivery of this Agreement and the other Transaction Documents or the performance of the Company’s obligations hereby or thereby.

3.4	Capitalization. Section 3.4 of the Disclosure Schedule sets forth a complete and accurate list of (a) the Transferred Interests, which are the only authorized, issued and outstanding equity securities of the Company and (b) the record holders thereof. Other than as provided for in the Governing Documents of the Company, no Rights in respect of any Equity Interests of the Company have been granted by the Company or the Sellers. No Person, other than the Sellers, has any interest or claim to any of the membership interests of the Company. All of the Transferred Interests have been duly authorized and are validly issued. The holders of the Transferred Interests have no obligation to make further payments or contributions to the Company solely by reason of their ownership thereof. All of the Transferred Interests have been offered, issued and transferred without violation of any preemptive right or other right to purchase and were issued and/or transferred in compliance with all applicable securities Laws, other Laws, the operating agreement of the Company and the Contracts to which the Company is a party or otherwise bound. Upon the consummation of the transactions contemplated hereby, Buyer will be the sole owner, beneficially and of record, of 100% of the issued and outstanding membership interests of the Company, free and clear of any Liens. The Company does not control, directly or indirectly, or have any direct or indirect Equity Interest in, any Person and there is no other Person with respect to which (i) the Company may be deemed to be in control because of factors or relationships other than the quantity of stock or other interests owned in such Person (if any) or (ii) the Company may be liable under any circumstances for the payment of additional amounts with respect to its interest in such Person, whether in the form of assessments, capital calls installment payments, general partner liability or otherwise. There are no voting trusts, proxies or other similar commitments, understandings, restrictions or arrangements relating to the Equity Interests in or of the Company. There is no Voting Debt of the Company.

3.5	Compliance with Laws. The Company has, during the five (5) years prior to the date of this Agreement, complied in all material respects with, is not in violation of, and has not received any written notices of violation with respect to, any Law applicable to it or its Business, properties or assets. The Company has previously provided or made available to the Buyer or its counsel true and correct copies of all reports of inspections received by it with respect to the Business under applicable Laws which occurred since January 1, 2014, and resulted in or is reasonably likely to result in the imposition of a material penalty or restriction. During the five (5) years prior to the date of this Agreement, the Company has not received any written notice alleging that the Company is in violation of any Law and, to the Company’s Knowledge, no investigation, inspection, audit, or other proceeding by any Governmental Authority involving an allegation of violation of any Law by the Company is otherwise threatened or contemplated. The Company has not assumed by contract or operation of Law any liability for violations by any other Person of any Law.

3.6	Litigation. There are no Proceedings pending or, to the Company’s Knowledge, threatened in writing which involve the Company, its businesses or assets. There are no unsatisfied Judgments against the Company or any of its businesses, properties or assets. There is no Proceeding pending or, to the Company’s Knowledge, threatened in writing against the Company which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection herewith or would adversely affect the ability of the Company to consummate the Transactions. There are no current, pending or, to the Company’s Knowledge, threatened claims for against the Company in favor of the managers, officers, employees and agents of the Company. To the Company’s Knowledge, there exist no facts or circumstances creating any reasonable basis for the institution of any material Proceedings. Section 3.6 of the Disclosure Schedule sets forth a complete and correct list and description of all Proceedings since January 1, 2014 to which the Company is or has been a party.

3.7	Financial Statements; Undisclosed Liabilities; Books and Records.

3.7.1	Financial Statements. The Company has provided Buyer with complete and accurate copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of the Company and its affiliate as of December 31, 2016 (the “Most Recent Fiscal Year End”), December 31, 2015 and December 31, 2014 (including the notes thereto, if any), and the related audited consolidated statements of income, shareholders’ equity and cash flows as of the fiscal years then ended; and (ii) the unaudited balance sheet (the “Latest Balance Sheet”) of the Company as of June 30, 2017 (the “Latest Balance Sheet Date”) (including the notes thereto, if any) and the related unaudited statements of income, shareholders’ equity and cash flows as of and for the period from the Most Recent Fiscal Year End through such date (the “Unaudited Financial Statements”). The Financial Statements (including the notes thereto, if any) are consistent with the books and records of the Company, fairly present in all material respects the consolidated (as applicable) financial condition, cash flows and results of operations of the Company and, as applicable, its affiliate as at the dates thereof and for the periods therein referred to, in accordance with GAAP, subject, in the case of the Unaudited Financial Statements, to the absence of footnote disclosure and changes resulting from normal year-end adjustments.

3.7.2	Undisclosed Liabilities. The Company does not have any direct or indirect Indebtedness, liability, claim, loss, damage, deficiency, obligation or monetary responsibility, whether matured or unmatured or fixed or contingent (“Liabilities”), other than: (i) Liabilities which are adequately disclosed or reserved against on the Latest Balance Sheet; (ii) Liabilities which have arisen since the Latest Balance Sheet Date in the Ordinary Course; (iii) Liabilities that, individually or in the aggregate, are not material in amount; and (iv) Liabilities contemplated by this Agreement or the other Company Transaction Documents.

3.7.3	Governing Documents, Books and Records. True, correct and complete copies of the Governing Documents, books of account, minute books, membership interest record books and other records of the Company have heretofore been delivered or made available to the Buyer or its counsel. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. On the Closing Date, such books and records will be in the possession of the Company.

3.8	Absence of Certain Changes and Events. Since the Most Recent Fiscal Year End, the Company has conducted the Business in the Ordinary Course and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not occurred any event or group of related events, condition, occurrence, contingency or development that has had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, there has not been any, and/or the Company has not:

3.8.1	change in the independent accountants of the Company or any change in the accounting methods, principles or practices followed by the Company (except for any such change required by reason of a concurrent change in GAAP or applicable Law);

3.8.2	with respect to any executive, manager, officer, employee, consultant or contractor of the Company, (a) adoption or termination in any respect, amendment or increase of the payments or benefits of any Employee Benefit Plan, (b) grant of severance or termination pay, (c) increase in the compensation or payment of any bonus or (d) change with respect to compensation or other benefits payable, except, in each of clauses (a) through (d), in the Ordinary Course, as required by Law or as required by any existing Contract;

3.8.3	sale, assignment, transfer, hypothecation, conveyance, lease, or other disposition of any asset or property of the Company, except in the Ordinary Course, or mortgage, pledge, or imposition of any Lien on any asset or property of the Company, except for Permitted Liens and except in the Ordinary Course;

3.8.4	split, combined, classified, re-classified, varied the Rights attaching to, or taken similar action with respect to any of the Transferred Interests or other Equity Interests or proposed the issuance of any other securities in respect of, in lieu of or in substitution for its authorized or issued equity or other Equity Interests; granted any Rights to purchase its Equity Interests; issued any Equity Interests; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any of its Equity Interests; or adopted a plan of complete or partial liquidation or passed any resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or declared or paid any dividend or other distribution or payment in respect of its Equity Interests;

3.8.5	amended its Governing Documents;

3.8.6	damaged, destroyed or lost any material portion of the tangible assets or properties of the Company, whether or not covered by insurance, in an amount in excess of five thousand dollars ($5,000);

3.8.7	except in the Ordinary Course, amended, renewed, failed to renew, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) with respect to any Material Contract or entered into any new Material Contract or taken any action that would reasonably be expected to jeopardize the continuance of any of its relationships with any of its Top Customers and/or Top Suppliers;

3.8.8	(i) incurred or assumed any Indebtedness in excess of fifty thousand dollars ($50,000) in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the Liabilities of any other Person (other than the endorsements of checks in the Ordinary Course) in excess of fifty thousand dollars ($50,000) in the aggregate, or (iii) made any loans, advances or capital contributions to, or investment in, any Person, in excess of fifty thousand dollars ($50,000) in the aggregate, other than employee travel and expense advances in the Ordinary Course;

3.8.9	paid, discharged or satisfied any Liabilities, other than the payment, discharge or satisfaction in the Ordinary Course Liabilities reflected or reserved against in the Latest Balance Sheet or incurred in the Ordinary Course since the Latest Balance Sheet Date;

3.8.10	sold, disposed of or surrendered or disaggregated any material license or any portion thereof;

3.8.11	accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course;

3.8.12	delayed or accelerated payments of any accounts payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course;

3.8.13	failed to replenish inventories and supplies of the Company in the Ordinary Course or entered into any purchase commitment not in the Ordinary Course;

3.8.14	made any acquisition of all or any significant part of the assets, capital stock, other Equity Interests, properties, securities or business of any other Person;

3.8.15	made any revaluation of any assets of the Business of the Company or write down or write off of the value of any assets of the Business of the Company, except in the Ordinary Course;

3.8.16	entered into any collective bargaining Contract or any other Contract with any labor union or association representing any group of employees, or been subject to any strike, picket, work stoppage, work slowdown or labor dispute or been subject to any application for certification or union organizing drive;

3.8.17	made any capital expenditure or any other investment (or series of related investments), or entered into any Contract or commitment therefor, excluding any purchase of inventory in the Ordinary Course, in excess of fifty thousand dollars ($50,000) in respect of any such individual investment or Contract or seventy-five thousand dollars ($75,000) in the aggregate;

3.8.18	written down the value of any inventory (including write downs by reason of shrinkage or mark down) or written off as uncollectible any notes or accounts receivable, except in the Ordinary Course;

3.8.19	allowed any insurance policy naming the Company as beneficiary or loss payee to be cancelled or terminated, or instructed any of the Company’s insurance carriers to decrease any current policy coverage limits or materially change the terms of such coverage; or

3.8.20	agreement by the Company to do any of the foregoing.

3.9	Real Property.

3.9.1	Section 3.9.1 of the Disclosure Schedule sets forth the address and description of each parcel of real property owned (in fee simple or pursuant to an easement estate in perpetuity that runs with the land) by the Company (“Owned Real Property”). With respect to each parcel of Owned Real Property, (a) the Company has good, insurable and marketable fee simple title (or title by way of an easement estate), free and clear of all Liens, except Permitted Liens, (b) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, and (c) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

3.9.2	Section 3.9.2 of the Disclosure Schedule sets forth the address of each parcel of real property leased by the Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and a list of all leases for such Leased Real Property (“Real Property Leases”). With respect to each of the Real Property Leases, (a) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect and the Company is not in default thereunder, and no condition or circumstance exists that, with the giving of notice or passage of time, would constitute a default thereunder, (b) the Company’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed and there are no disputes with respect to such Real Property Lease, (c) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof, (d) the Company has made available to Buyer true, correct and complete copies of all Real Property Leases, and (e) the Company has a valid and enforceable leasehold interest in each Leased Real Property free and clear of all Liens other than Permitted Liens.

3.9.3	No Person other than the Company has any right to use or occupy any part of the Real Property.

3.9.4	All buildings and all improvements located on the Real Property are in a state of good maintenance and repair (normal wear and tear excepted) and in a condition adequate and reasonably suitable for the conduct therein of the Business. The heating, ventilation, air conditioning, plumbing and electrical systems at the Real Property are in good working order and repair (normal wear and tear excepted). The Company has not experienced any interruption in such services provided to any of the premises located on the Real Property within the last year.

3.9.5	To the extent required by Law, the Company has obtained all permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of (i) all Governmental Authorities having jurisdiction over any of the premises comprising the Real Property and (ii) all insurance companies and fire rating and other similar boards and organizations having jurisdiction over any of the premises comprising the Real Property (collectively, the “Insurance Organizations”). All such Real Property Permits are set forth on Section 3.9.5 of the Disclosure Schedule and have been issued to the Company to enable each of the premises comprising the Real Property to be lawfully occupied and used by the Company for all of the purposes for which they are currently occupied and used and are in full force and effect. The Company has not received any written notice from any Governmental Authority having jurisdiction over any premises comprising the Real Property, or from any Insurance Organization, threatening a suspension, revocation, modification or cancellation of any Real Property Permit or of any insurance policies, and there exists no violation of a Real Property Permit. Each Real Property Permit is in full force and effect.

3.9.6	There is no pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Real Property or any part thereof. The Company has not received any written, or, to the Company’s Knowledge, oral notice of any pending or threatened condemnation or eminent domain proceeding with respect to or affecting any of the premises comprising the Real Property or any part thereof and, to the Company’s Knowledge, no such condemnations or proceedings have been proposed. The Company has not received any written notice of any Environmental Claims with respect to or affecting the Real Property.

3.9.7	The Real Property comprises all of the real property used or intended to be used in the Business, and, other than the Real Property Leases, the Company is not a party to any other agreement which includes any option to purchase or lease any real property or interest therein.

3.9.8	The improvements on the Owned Real Property are located within the boundary lines of such parcels and, to the Company’s Knowledge, all utility service lines serving such Owned Real Property are located either within the boundary lines of such property or within lands dedicated to public use or within recorded easements for same.

3.9.9	To the Company’s Knowledge, no portion of the Owned Real Property is subject to any significant real property Tax increases or recapture of Taxes occasioned by retroactive revaluation, special assessments, change in the land usage, or loss of any exemption or benefit status.

3.9.10	There are no encroachments upon the Owned Real Property from adjacent properties nor encroachments of any improvement located on the Owned Real Property upon adjoining land or upon easements encumbering the Owned Real Property.

3.9.11	The Company has not received any written notice of, and to the Company’s Knowledge, no landlord of any Leased Real Property has any plans to make, any material alterations to any of the Leased Real Property.

3.9.12	All sums owed by any landlord to the Company under any Real Property Lease have been paid, including, but not limited to, tenant improvement allowances.

3.9.13	No underground tank or other underground storage receptacle used to contain Hazardous Materials is currently located at any of the Owned Real Property or, to the Company’s Knowledge, any of the Leased Real Property.

3.9.14	The Company’s use of the Real Property does not violate the permitted use of the easement set forth on Section 3.9.14 of the Disclosure Schedule.

3.10	Material Contracts.

3.10.1	Section 3.10.1 of the Disclosure Schedule lists the following Contracts in effect on the date of this Agreement to which the Company is a party, has any rights or Liabilities or is otherwise bound or to which the Company is not a party that is used in connection with the Business (and in the case of oral Contracts, summaries thereof), and pursuant to which the Company has obligations (collectively, the “Material Contracts”):

(a)	(i) each Contract that is executory in whole or in part and involves performance of services (other than sale or purchase orders for goods or materials) by or for the Company of an amount or value in excess of fifty thousand dollars ($50,000), except for any such Contract entered into in the Ordinary Course, and (ii) each Contract, that is executory in whole or in part and involves the sale or purchase of goods or materials by the Company of an amount or value in excess of fifty thousand dollars ($50,000), except for sales of inventory in the Ordinary Course and sales of obsolete assets;

(b)	each Contract that is executory in whole or in part and was not entered into in the Ordinary Course that involves expenditures or receipts in excess of fifty thousand dollars ($50,000) in respect of an individual Contract or fifty thousand dollars ($50,000) in the aggregate for any number of Contracts entered into for like services, goods or materials or with an individual party;

(c)	each Contract with a Top Customer or Top Supplier, other than purchase orders entered into in the Ordinary Course;

(d)	each Contract granting an option or preferential rights to purchase, sell or license any assets of the Company having a value in excess of twenty-five thousand dollars ($25,000);

(e)	each Contract that involves product development, product enhancement or product customization obligations;

(f)	each Contract that is for outstanding capital expenditures by the Company in excess of fifty thousand dollars ($50,000);

(g)	each Contract that relates to the acquisition of any business or Equity Interests or assets of any other Person or any real property (whether by merger, sale of Equity Interests, sale of assets or otherwise and whether or not completed), in each case, involving aggregate consideration in excess of one hundred thousand dollars ($100,000) (including any deferred purchase price, earnout or other consideration);

(h)	each Contract between or among the Company, on the one hand, and the Sellers, any Affiliate of the Company or the Sellers, or any manager or officer of the Company, the Sellers or any Affiliate of the Company or the Sellers, on the other hand;

(i)	each (i) Real Property Lease or sublease, rental or occupancy Contract, license, installment and conditional sale Contract and (ii) other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property, other than (A) Contracts for services, repair, construction or maintenance with payment obligations not exceeding fifty thousand dollars ($50,000) per Contract or fifty thousand dollars ($50,000) in the aggregate for any number of Contracts entered into for like services, goods or materials or with an individual party if such Contracts were entered into in the Ordinary Course and (B) purchase orders entered into in the Ordinary Course;

(j)	each collective bargaining Contract and any other Contract with any labor union, trade union or other employee representative, body or organization of a group of employees of the Company;

(k)	each joint venture, partnership, limited partnership or similar Contract involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(l)	each Contract (i) containing outstanding covenants or other obligations (other than customary confidentiality and non-disclosure obligations entered into in the Ordinary Course) that restricts the business activity of the Company or limits the freedom of the Company to engage in any line of business, to compete (geographically or otherwise) with any Person or to solicit for hire or employ any Person, (ii) granting any exclusive rights to make, sell or distribute the Company’s products, (iii) granting any “most favored nations” or similar rights or (iv) otherwise prohibiting or limiting the right of the Company to make, sell or distribute any products or services;

(m)	each Contract that is a confidentiality agreement or non-disclosure agreement, other than (i) proprietary information and investment assignment Contracts with current or former directors, officers, employee or consultants or other services providers of the Company in the Ordinary Course and (ii) that certain letter agreement dated December 16, 2016, between Houlihan Lokey Capital, Inc. and the Company;

(n)	each Contract relating to the Company providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods or services;

(o)	each power of attorney that is currently effective and outstanding granted by the Company;

(p)	(i) each written warranty, guaranty, and/or other similar undertaking with respect to a contractual performance of another Person extended by the Company and (ii) each Contract pursuant to which the Company has agreed to indemnify another Person or to share in or contribute to the Liability of any Person, in each case other than Contracts in the Ordinary Course;

(q)	each Contract that is a settlement agreement with respect to any pending or threatened Proceeding entered into within three (3) years prior to the date of this Agreement;

(r)	each written or oral Contract with any employee, consultant, manager or officer of the Company, including any employment or compensation agreements, except for employment or consulting agreements entered into in the Ordinary Course with a total value of less than fifty thousand ($50,000) on an individual basis and offer letters for at-will employment which do not provide for retention or severance payments or any other similar benefit;

(s)	each written or oral Contract that provides for retention, severance, termination or similar pay to any current or former employee, consultant, manager or officer of the Company;

(t)	each Contract with outstanding obligations or liability, contingent or otherwise, to which the Company is a party or is otherwise bound relating to the purchase, sale or lease of real property;

(u)	each Contract imposing a Lien upon any asset of the Company, other than Permitted Liens;

(v)	each Contract related to Company Intellectual Property;

(w)	each Contract by which the Company licenses any Person to manufacture or reproduce any of the Company’s products, services or technology or any Contract to sell or distribute any of the Company’s products, services or technology;

(x)	each Contract providing for the payment of cash or other compensation or benefits upon consummation of the transactions contemplated hereby;

(y)	each sales distribution or franchise Contract that is (i) not terminable without penalty on ninety (90) days’ notice or less and (ii) provides for compensation at an amount or rate which is higher than is customary or usual in the Business;

(z)	each Contract entered into with any international or federal Governmental Authority; or

(aa)	each other Contract that is material to the Business or the operation of the Company.

3.10.2	The Company is in compliance with all Material Contracts. Neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract is in default in respect of such Material Contract. Neither the Company nor any Seller has received written notice or, to the Company’s Knowledge, oral notice of an uncured breach or default or a pending or threatened cancellation, revocation or termination of any Material Contract and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party.

3.10.3	Each Material Contract is in full force and effect and constitutes a valid and binding obligation of the Company and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, except in each case as such enforcement may be limited by the Remedies Exception, and is not subject to any claims, charges, set-offs or defenses.

3.10.4	The Company has delivered or otherwise made available to Buyer or its counsel complete, true and correct copies of all of the written Material Contracts (including all amendments, exhibits, attachments, extensions, renewals, guaranties, modifications, waivers, supplements and other agreements, if any, related thereto), or a written description of the material terms of any oral Material Contract. The Company is not renegotiating any of the Material Contracts.

3.10.5	To the Company’s Knowledge, no employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights Contract, with any other Person that adversely affects or will affect (i) the performance of his or her duties for the Company, (ii) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the Business, or (iii) the ability of the Company to conduct the Business as currently conducted.

3.10.6	Section 3.10.6 of the Disclosure Schedule sets forth true, complete and correct list of all forms of written customer Contracts currently used by the Company with its twenty (20) largest customers (as measured by dollar volume of sales) for the year ended December 31, 2016 (the “Customer Contract Forms”). The Company has made available to the Buyer true, complete and correct copies of all Customer Contract Forms.

3.11	Insurance. Section 3.11 of the Disclosure Schedule contains a true and complete list and description of all insurance policies, other insurance arrangements and other Contracts owned by, or maintained for the benefit of, or for the transfer or sharing of insurance risks by, the Company in force on the date hereof with respect to the business or assets of the Company (the “Company Insurance Policies”), together with the deductible and coverage limit of each such Company Insurance Policy and a statement of the aggregate amount of claims paid out, and claims pending, under each such Company Insurance Policy. The Company Insurance Policies provide the type and amount of coverage customarily carried by businesses of similar size in the same industry. Each Company Insurance Policy is legal, valid, binding, enforceable and in full force and effect with respect to the Company, as applicable, and, to the Company’s Knowledge, with respect to the other parties thereto. The Company is not in breach or default (including with respect to the payment of premiums or the giving of notices) under any Company Insurance Policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under any such Company Insurance Policy. The Company has not received any written notice of cancellation or non-renewal of any of the Company Insurance Policies nor, to the Company’s Knowledge, is the termination of any of the Company Insurance Policies threatened. There is no claim pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company has not received any written notice from any of its insurance carriers that any insurance coverage presently provided for in any Company Insurance Policy will not be available to the Company in the future on similar terms as now in effect (excepting general market pricing increases and coverage limitations). The Company does not maintain any self-insurance. All premiums due and payable under all Company Insurance Policies have been paid, the Company is not liable for any retroactive premiums or similar payments, and the Company is otherwise in compliance with the terms of such policies.

3.12	Permits. The Company has obtained all Governmental Authorizations necessary for the Company to own, lease and operate and to carry on the Business. All such Governmental Authorizations are set forth on Section 3.12 of the Disclosure Schedule, are in full force and effect, and no written or, to the Company’s Knowledge, oral notice from any Governmental Authority of any pending violation, removal, revocation or non-renewal has been received by the Company in respect of any such Governmental Authorizations. To the Company’s Knowledge, the Company does not have any Governmental Authorization that will not be renewed in the ordinary course or will be revoked, terminated, suspended or impaired nor to the Company’s Knowledge are there any circumstances that would or may reasonably be expected to result in the same. The consummation of the transactions contemplated hereunder and the operation of the business of the Company by the Buyer in the manner in which the Company currently operates will not require or result in the transfer of any Governmental Authorization that may not be transferred without the consent or approval of any Governmental Authority or other Person.

3.13	Tangible Personal Property. The Company has good and valid title to, or a valid leasehold interest in, the tangible personal property used in the conduct of the Business, reflected on the Latest Balance Sheet or acquired since the date thereof, free and clear of all Liens (except Permitted Liens), except assets disposed of in the Ordinary Course since the Latest Balance Sheet Date. The tangible personal property owned or used by the Company is in good operating condition and repair, ordinary wear and tear excepted. Nothing in this Section 3.13 will apply to Intellectual Property matters, which are addressed in Section 3.14.

3.14	Intellectual Property.

3.14.1	The Company owns or has the valid right to use all Intellectual Property used in connection with or necessary to conduct the Business of the Company as presently conducted (such Intellectual Property, together with the Company Owned Intellectual Property and the Company Licensed Intellectual Property, the “Company Intellectual Property”).

3.14.2	Set forth on Section 3.14.2 of the Disclosure Schedule is a complete and accurate list (showing in each case, the registered owner, title, mark or name, applicable jurisdiction, application number or registration number and date of application, if any) of all United States, foreign and state (i) Patents and Patent applications, (ii) Trademark registrations and applications and all unregistered Trademarks, (iii) internet domain names, and (iv) Copyright registrations and applications owned by the Company, in each case, that is owned by the Company, but excluding any items that are abandoned, cancelled, expired, withdrawn, or finally refused without right of appeal (together with all other Intellectual Property owned by the Company, the “Company Owned Intellectual Property”).

3.14.3	Set forth on Section 3.14.3 of the Disclosure Schedule is a complete and accurate list of (i) each Contract that is in effect pursuant to which the Company uses the Intellectual Property owned by another Person in the conduct of the Business, but excluding (A) software shrink-wrap, open source, click-through or similar agreements, (B) non-disclosure agreements, and (C) agreements with current and former employees, consultants, and independent contractors of the Company entered into on the Company’s standard form(s) (or a substantially similar form) (together with all other Intellectual Property owned by another Person that is licensed to the Company and used in the conduct of the Business, the “Company Licensed Intellectual Property”) and (ii) each Contract that is in effect pursuant to which the Company grants to another Person the right to use any Company Intellectual Property, but excluding agreements under which the only right or license granted to another Person under Company Owned Intellectual Property is for the purpose of such Person performing services for the sole benefit of the Company (all Contracts required to be disclosed on Section 3.14.3 of the Disclosure Schedule, the “Company IP Agreements”).

3.14.4	The Company is the sole and exclusive legal and beneficial owner of all rights, title and interests in and to the Company Owned Intellectual Property. Each of the Company Owned Intellectual Property registrations and applications and common law Trademarks set forth on Section 3.14.2 of the Disclosure Schedule are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned and all renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken. No facts or circumstances exist that would reasonably be expected to render any of the Company Owned Intellectual Property invalid or unenforceable. There are no pending or, to the Company’s Knowledge, threatened opposition, interference, re-examination or cancellation proceedings or any similar proceedings before any court or registration authority or other Governmental Authority in any jurisdiction against the Company Owned Intellectual Property. The Company has not received any written notice or, to the Company’s Knowledge, oral notice of any pending or threatened opposition, interference, re-examination or cancellation proceedings or any similar proceedings before any court or registration authority or other Governmental Authority in any jurisdiction against the Company Intellectual Property. There has been and is no Proceeding or Law asserted, pending or, to Company’s Knowledge, threatened that prohibits or restricts the Company from any use or any other exploitation of the Company Owned Intellectual Property. No Person has any exclusive license under any of the Company Intellectual Property.

3.14.5	Neither the conduct of the Business nor the Company’s creation, use, license or other transfer of the Company Intellectual Property or the Company’s Products or services, or to the Company’s Knowledge, a Company customer’s use of the Company’s Products or services as authorized by the Company, has infringed, misappropriated or otherwise violated or infringes, misappropriates or otherwise violates the Intellectual Property of any Person. The Company has not received written notice, or, to the Company’s Knowledge, oral notification that the conduct of the Business, the creation, use, license or other transfer of the Company Intellectual Property or the Company’s or, to the Company’s Knowledge, a Company customer’s use of the Company’s Products or services has infringed, misappropriated or otherwise violated, or infringes, misappropriates or otherwise violates, any Intellectual Property owned or controlled by any Person (either directly or indirectly such as through contributory infringement or inducement to infringe) or is defamatory or violative in any way of any publicity, privacy, or other rights. The Company has not received any notice of any pending or any written or, to the Company’s Knowledge, oral notification of any pending or threatened claims or suits (i) alleging that the activities of the Company or the conduct of its Business or the creation, use, license or other transfer of the Company Intellectual Property or the Company’s use of the Company’s Products or services infringes upon or constitutes the unauthorized use of or otherwise violates the Intellectual Property of any Person, nor alleging libel, slander, defamation, or other violation of a personal right, or (ii) challenging the ownership, use, registration, validity or enforceability of any Company Intellectual Property.

3.14.6	To the Company’s Knowledge, no third party has disclosed in violation of any confidentiality obligation, misappropriated, infringed, diluted, or otherwise violated, or is currently using, disclosing in violation of any confidentiality obligation, misappropriating, infringing, diluting, or otherwise violating, any Company Owned Intellectual Property, and no such claims are pending against any Person by the Company. The Company has not commenced or threatened in writing any Litigation, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Owned Intellectual Property or breach of any Contract involving the Company Intellectual Property.

3.14.7	No Proceedings are currently pending or, to the Company’s Knowledge, threatened in writing, that the Company is infringing, violating, or misappropriating any third-party Intellectual Property.

3.14.8	The Company takes commercially reasonable actions to protect, preserve and maintain all Trade Secrets and other confidential information included in the Company Intellectual Property. The Company has taken commercially reasonable steps necessary to comply with all duties of the Company to protect the confidentiality of confidential information provided to the Company by any other Person. To the Company’s Knowledge, none of the current or former employees, consultants or other independent contractors of the Company has violated any agreements under which the Company has agreed to keep confidential any information of another Person.

3.15	Labor Matters.

3.15.1	There is no labor strike, sympathy strike, dispute, union disturbance, corporate campaign, slowdown, sit-down, stay-in, sick-out, walk-out, work stoppage or lockout, boycott or similar labor difficulty or other union interference against or affecting the Company (all of the foregoing referred to as “Work Interference”) and, to the Company’s Knowledge, no Work Interference is threatened. Since January 1, 2014, no Work Interference has occurred or was threatened.

3.15.2	(i) The Company has not entered into and is not a party to, either directly or by operation of law, any collective agreement, collective bargaining contract, letters of understanding, letters of intent or other written communication or Contract with any trade union, labor union or association or organization that may qualify as a trade union, labor union or association, contingent or otherwise, which would cover any employee of the Company (the “Employees”); and (ii) the Employees are not subject to any collective bargaining agreements or letters of understanding, letters of intent or other written communication or Contract with any trade union, labor union or association or organization that may qualify as a trade union, labor union or association, contingent or otherwise, and are not, in their capacities as Employees, represented by any trade union, labor union or association or organization that may qualify as a trade union or association.

3.15.3	(i) No labor representatives hold bargaining rights with respect to any Employee of the Company by way of certification, interim certification, voluntary recognition, designation or successor rights; (ii) no labor representatives have applied to be certified as the bargaining agent of any Employee of the Company; and (iii) no labor representatives have applied to have the Company declared a related or successor employer. There are no organizational efforts currently being made or, to the Company’s Knowledge, threatened by or on behalf of, any trade union or association or organization that may qualify as a trade union, labor union or association with respect to the Employees and there have been no such organizing within the last three (3) years.

3.15.4	A true and complete copy of each current written employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave, personnel policy, rule and procedure applicable to the Employees has been delivered or made available to the Buyer or its counsel and is listed on Section 3.15.4 of the Disclosure Schedule.

3.15.5	The Company is in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, pay equity, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws.

3.15.6	The Company has not received written notice that an unfair labor practice charge or complaint against the Company is pending before the National Labor Relations Board or any similar state or foreign agency, nor, to the Company’s Knowledge, has such a charge or complaint been threatened in writing.

3.15.7	No charge with respect to or relating to the Company is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of discriminatory or other unlawful employment practices.

3.15.8	Since January 1, 2014, (a) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any comparable provision of state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company, (b) there has not occurred a “mass layoff” (as defined in the WARN Act or any comparable provision of state, local or foreign Law) affecting any site of employment or facility of the Company, (c) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign “plant closing” Law or regulation and (d) none of the Employees has suffered an “employment loss” (as defined in the WARN Act or any comparable provision of state, local or foreign Law) during the six month period prior to the date hereof.

3.16	Employee Benefits.

3.16.1	Section 3.16.1 of the Disclosure Schedule contains a list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock option, equity incentive, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other compensatory plan, program or arrangement maintained by, or contributed to by, the Company or with respect to which the Company has any liability (the plans so listed, collectively, “Employee Benefit Plans”). Except as would not result in liability to the Company, each Employee Benefit Plan has been administered in material compliance with its terms and applicable Laws, including ERISA and the Code. The Company has made available to Buyer true, complete and correct copies of (i) the document, if any, constituting such Employee Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Employee Benefit Plan (if any such report was required), (iii) any Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters, and (iv) all correspondence to or from any Governmental Authority relating to any Employee Benefit Plan received in the last two (2) years prior to the date of this Agreement.

3.16.2	No Employee Benefit Plan or other plan maintained, contributed to or required to be contributed to by any ERISA Affiliate is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and no Employee Benefit Plan or other plan maintained, contributed to or required to be contributed to by any ERISA Affiliate is subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Except as would not result in liability to the Company, no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

3.16.3	The execution and delivery by the Company of this Agreement does not and the consummation of the Transactions and compliance with the terms hereof will not either alone or in conjunction with any other event (other than any event that independently triggers the results in the following clauses (i) - (ii) of this Section 3.16.3), (i) entitle any current employee, officer or director of the Company to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any Employee Benefit Plan. There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

3.16.4	No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

3.16.5	No audit or investigation of an Employee Benefit Plan by a Governmental Authority has occurred in the past three (3) years and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened in writing with respect to any Employee Benefit Plan.

3.16.6	Prior to the date hereof, the Buyer has been provided with a true and complete list of the names, titles and current salaries of all full-time and part-time employees and consultants of the Company. There is no employment Contract, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits would be triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

3.17	Environmental Matters.

3.17.1	The operations of the Company are in compliance with all Environmental Permits applicable to the Business;

3.17.2	The Company is not subject to any pending claim and has not received any threat in writing alleging that the Company is in violation of any Environmental Law or any Environmental Permit or has any liability under any Environmental Law; and

3.17.3	There are no Proceedings pursuant to Environmental Law pending or, to the Company’s Knowledge, threatened in writing against the Company before any Governmental Authority, and the Company is not subject under any Environmental Law to any Judgment.

3.18	Tax Matters.

3.18.1	The Company has timely filed, or has caused to be timely filed on its behalf, all federal, state, county and local Tax Returns required to be filed by it (each a “Company Return” and collectively, the “Company Returns”), and all such Tax Returns are true, complete and accurate. The Company has paid all Taxes shown to be due by the Company in such Company Returns as well as all other Taxes, assessments and governmental charges that have become due or payable, including all Taxes that the Company is obligated to withhold or collect from amounts owing to employees, creditors and third parties, which have been timely withheld or collected, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Taxing Authority or Governmental Authority.

3.18.2	The Latest Balance Sheet contains an adequate accrual in accordance with GAAP for all unpaid Taxes as of the Latest Balance Sheet Date. The Company has not incurred any liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.

3.18.3	No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not be resolved.

3.18.4	The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from Employees and other Persons.

3.18.5	There are no Liens for Taxes (other than for current Taxes not yet due and payable), whether imposed by a federal, state, county, or local Taxing Authority, outstanding against the assets, properties or business of the Company (other than Permitted Liens) on the assets and/or Equity Interests of the Company.

3.18.6	The Company is not a party to or bound by any Tax Agreement.

3.18.7	The Company has not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (i) within the two (2)-year period ending as of the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

3.18.8	The Company (i) has not been a member of any affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Law, and (ii) does not have any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as a transferee or successor.

3.18.9	No claim, deficiency, assessment for any income Taxes has been asserted against the Company or any former Subsidiaries of the Company which has not been resolved and/or paid in full.

3.18.10	There are no pending Tax audits or examinations of any Tax Returns of the Company. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding.

3.18.11	In the three (3) years prior to the date of this Agreement, the Company has not engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(1).

3.18.12	Notwithstanding any other provision of this Agreement, none of any Seller or the Company is making or will be construed to have made any representation or warranty as to (i) the amount or availability of any tax attribute of the Company or (ii) any Tax position that Sellers or any of their respective Affiliates (including the Company) may take in or in respect of a Post-Closing Tax Period.

3.19	Customers and Suppliers.

3.19.1	Section 3.19.1 of the Disclosure Schedule sets forth the twenty (20) largest customers (as measured by dollar volume of sales) of the Company (the “Top Customers”) for both of the years ended December 31, 2016 and December 31, 2015 and includes the actual amount for which each such Top Customer was invoiced by the Company during such periods. Since the Most Recent Fiscal Year End, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Top Customer to the effect that such customer is terminating its business relationship with the Company and will stop purchasing products from the Company prior to the termination of any existing agreement with such Top Customer. There are no pending disputes or controversies between the Company and any of the Top Customers and, to the Company’s Knowledge, none of the Top Customers (i) has or is contemplating terminating or materially diminishing its business or relationship with the Company or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of the Company with such Person. To the Company’s Knowledge, there is no fact, condition or event which would adversely affect the relationship of the Company with any of its Top Customers.

3.19.2	Section 3.19.2 of the Disclosure Schedule sets forth the twenty (20) largest suppliers (as measured by dollar volume of purchases) of the Company (the “Top Suppliers”), for both of the years ended December 31, 2016 and December 31, 2015 and includes the actual amount the Company purchased from each such supplier during such period (treating affiliated suppliers as a single supplier). Since the Most Recent Fiscal Year End, the Company has not received any written or, to the Company’s Knowledge, oral notice from any Top Supplier to the effect that such Top Supplier is terminating its business relationship with the Company and will stop providing products or services to the Company, prior to the termination of any existing agreement with such Top Supplier. There are no pending disputes or controversies between the Company and any of the Top Suppliers and, to the Company’s Knowledge, none of the Top Suppliers (i) has or is contemplating terminating or materially diminishing its business or relationship with the Company or (ii) has experienced any material work stoppage or other material adverse circumstances or conditions that is reasonably likely to jeopardize or materially adversely affect the future relationships of the Company with such Person. To the Company’s Knowledge, there is no fact, condition or event which would adversely affect the relationship of the Company with any of its Top Suppliers.

3.20	Inventory; Accounts Receivable.

3.20.1	All of the inventories of stock in trade, work in progress and finished goods of the Company consist of a quality and quantity usable and salable in the Ordinary Course, except for obsolete, damaged or defective inventory and materials of below-standard quality, all of which items have been written off or written down on the books and records of the Company to fair market value or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of cost or realizable market value. All inventories disposed of subsequent to the Most Recent Fiscal Year End have been disposed of only in the Ordinary Course. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted according to the normal purchasing and sales patterns of the Company and are adequate for the purposes of fulfilling the Company’s current business and order requirements. All work in process and finished goods inventory held by the Company is free of any Defect or other material deficiency.

3.20.2	Section 3.20.2 of the Disclosure Schedule contains a list of the aged trade accounts receivable of the Company as of June 30, 2017 (“Receivables”). Such Receivables arose in the Ordinary Course for goods sold and delivered or services provided by the Company as to which full performance by the Company has been fully rendered, constitute valid obligations owed to the Company and are collectible in the Ordinary Course, subject to customary reserves. The Company has not received any written notice from or on behalf of any account debtor asserting any defense to payment, counterclaim or right of setoff with respect to any Receivable of the Company in excess of amounts reserved on the Financial Statements in respect of the applicable period(s). All Receivables are recorded and booked on the books and records of the Company in accordance with GAAP. No Receivables are subject to prior assignment or Lien (other than Permitted Liens). Except as set forth in the Financial Statements, the Company does not have any liability for any refunds, liability allowances or returns in respect of products developed, manufactured, processed, distributed or sold by or for the account of the Company on or prior to the Closing Date in excess of the amounts specifically reserved against in calculating the Estimated Closing Working Capital. Where Receivables arose out of secured transactions, all financing statements and other instruments required to be filed or recorded to perfect the title or security interest of the Company have been properly filed or recorded by the Company.

3.21	Related Party Transactions. None of the Sellers or any current manager, officer or Affiliate of any of the Sellers or the Company: (a) is, or owns, directly or indirectly, any interest in any Person which is, (i) a competitor of the Company, (ii) a supplier of the Company, or (iii) a customer of the Company or a distributor of the Products (except as an owner of two percent (2%) or less of the stock of any Person listed on a national securities exchange or traded in the over-the-counter market); (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property), of the Company, which is utilized in the operation of the Business; (c) has an interest in or is, directly or indirectly, a party to any Material Contract pertaining or relating to the Company, except for employment, consulting or other personal service Contracts that may be in effect and which are set forth on Section 3.21 of the Disclosure Schedule; or (d) has any Proceeding against, or owes any amount to, the Company.

3.22	Brokers. Except for Houlihan Lokey Capital, Inc., no investment banker, broker, finder or other intermediary has acted on the Company’s behalf in connection with this Agreement and the Transactions and except for fees payable to Houlihan Lokey Capital, Inc., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any action taken by the Company or based upon arrangements or agreements made by or on behalf of the Company.

3.23	Banking Relationships. Section 3.23 of the Disclosure Schedule sets forth (a) the names and locations of the banking and lock box accounts of the Company and any safe deposit boxes of the Company and (b) the credit card issuers with whom the Company has an account and, in each case, the names of all Persons authorized to use such accounts or who have access thereto. There are no automatic, periodic or scheduled withdrawals or debits with respect to any of the bank accounts required to be set forth on Section 3.23 of the Disclosure Schedule.

3.24	Products; Product Liability. There are not presently pending, or, to the Company’s Knowledge, threatened Proceedings relating to any alleged hazard or alleged Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product. Except as may be set forth in the Material Contracts, the Company has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees. True, correct and complete copies of all material correspondence received or sent by or on behalf of the Company since January 1, 2014, from or to any Governmental Authority with respect to a contemplated or ongoing actual recall, withdrawal, or suspension from the market of any Product have previously been made available to the Buyer. There are no Defects in the designs, specifications, or processes as currently in effect with respect to any Product sold or otherwise distributed by the Company that would reasonably be expected to result in a liability to the Company. The Company is not currently investigating or considering a recall, withdrawal or suspension from the market of any Product.

3.25	Propriety of Past Payments. In the past five (5) years, none of the Sellers nor any manager, officer, employee or, to the Company’s Knowledge, agent of the Company or any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, on behalf of the Company, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Company or any Affiliate of the Company in securing business, (ii) to obtain favorable treatment for business secured for the Company, or any Affiliate of the Company, (iii) to obtain or retain special concessions for or in respect of the Company or any Affiliate of the Company or (iv) otherwise for the benefit of the Company, or any Affiliate of the Company in violation of any Law, (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property) to which the Company is subject. During the past five (5) years, no notice has been received alleging that the Company or any owner, officer, manager, employee, agent or other Person (in connection with actions on behalf or for the benefit of the Company), has made, given or offered, directly or indirectly, any unlawful financial or other advantage, contribution, gift, bribe, payoff, kickback or unlawful payment to any employee or official of any Governmental Authority in any jurisdiction, or taken any other action, in violation of the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions of 1997 (the “OECD Convention”) and any law implementing the OECD Convention, or any other applicable anti-bribery or anti-corruption law. None of the Company’s owners, officers, managers, employees or, to the Company’s Knowledge, agents are agents, employees, officers or representatives of, or otherwise affiliated with, any Government Authority or agency or other instrumentality of any Government Authority. The Company’s books and records accurately reflect the nature of all expenditures related to anything of value provided to a Government Authority.

3.26	Personal Information Laws. The Company is in material compliance with the requirements of all applicable Laws, and the Company’s written policies and practices relating to the collection, access, use, disclosure, storage and disposal of Personal Information, including the Health Insurance Portability and Accountability Act. The Company has taken commercially reasonable steps to ensure that personal information is protected against unauthorized use, transfer, modification, disclosure or other misuse, including implementation of technical, physical, and operational security measures and an ongoing process to monitor compliance. No complaint relating to the Company’s alleged non-compliance with any such applicable Law has been found by any Governmental Authority to be well-founded, no order or judgment has been made against the Company by any Governmental Authority based on any finding of non-compliance with any such applicable Law, no unresolved complaint, investigation or other proceeding relating to any such alleged non-compliance is now pending by or before any Governmental Authority and the Company has otherwise never received any complaints related to data protection or the handling of Personal Information.

3.27	International Trade Laws and Regulations. Within the past five (5) years: (a) the Sellers and the Company, in each case in respect of the Business, are in material compliance with all applicable embargoes and sanctions imposed by any foreign Governmental Authority against a country, political organization or other Person (other than those, the compliance with which would constitute a violation of the Laws of the United States); (b) neither the Company, nor, in respect of the Business, the Sellers holds any unlawful contracts with a party in or from Cuba, Iran, North Korea, Sudan or Syria nor do they otherwise provide any services, products or technology directly or indirectly to Persons in these countries; (c) all activities of the Company and, in respect of the Business, the Seller including all exports, re-exports, sales or transfers of products, technology, software or services, have been effected in material compliance with all applicable export control and trade control (arms trafficking and brokering) rules; (d) the Company and, in respect of the Business, the Sellers are in material compliance with all other aspects of applicable International Trade Laws and Regulations; and (e) neither the Company, nor, in respect of the Business, the Sellers has conducted or initiated any internal investigation or made a voluntary disclosure to any government or Government Authority with respect to any alleged act or omission arising under the aforementioned laws. To the Company’s Knowledge, no government or Government Authority has initiated or given written notice threatening to initiate any investigation, audit, review or prosecution of the Company, or, in each case in respect of the Business, the Sellers with respect to non-compliance with such laws.

3.28	Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance in accordance with customary business practices for non-public companies that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.29	Conflict Minerals. The Company has not manufactured, contracted to have manufactured for, or sold any product that contains a “conflict mineral” (as such term is defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Sellers as set forth below as of the date hereof and as of the Closing Date.

4.1	Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

4.2	Power and Authorization; Enforceability.

4.2.1	Buyer has all requisite right, power, authority and capacity to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the Transactions. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and each other Buyer Transaction Document. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document.

4.2.2	Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other parties hereto and thereto, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer, will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

4.3	No Violation or Conflict.

4.3.1	Neither the execution, delivery and performance by Buyer of this Agreement or of the other Buyer Transaction Documents nor the consummation of the Transactions (with or without the passage of time or the giving of notice, or both) will:

(a)	conflict with, or result in a breach of, the Governing Documents of Buyer;

(b)	violate or conflict with any Judgments or Laws, in each case, binding upon or applicable to Buyer or by which it or any of its properties or assets are bound or require the consent, approval or action of, filing with or notice to any Governmental Authority or other Person; or

(c)	violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any Indebtedness or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Buyer under, any material Contract to which Buyer is a party or by which it or any of its properties or assets are bound;

except, in each case of clauses (a) through (c), where the failure of any of the above to be true would not reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated by this Agreement.

4.4	Compliance with Laws. Buyer is in material compliance with all applicable Laws and Governmental Authorizations, except where the failure to comply would not reasonably be expected to impair, prevent or delay the consummation of the transactions contemplated by this Agreement.

4.5	Litigation. There are no unsatisfied Judgments against Buyer or any of its business properties or assets that would reasonably be expected to affect the ability of Buyer to perform its obligations under this Agreement. There is no Proceeding pending or, to the knowledge of Buyer, threatened in writing against Buyer which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement by Buyer or would, if successful, be reasonably expected to adversely affect the ability of Buyer to perform its obligations under this Agreement.

4.6	Brokers. Except for Kanders & Company, Inc., no broker, investment banker, financial advisor, finder, agent or other intermediary has acted on Buyer’s behalf in connection with this Agreement or any of the transactions contemplated hereby, and except for fees payable to Kanders & Company, Inc., there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any Contract with Buyer or any action taken by Buyer.

4.7	Investment. Buyer is acquiring the Transferred Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Interests and is capable of bearing the economic and other risks of such investment. Buyer acknowledges that (a) such Transferred Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, (b) there is no public market for such Transferred Interests and there can be no assurance that a public market will develop, and (c) it must bear the economic risk of its investment in such Transferred Interests for an indefinite period of time. As of the Closing, Buyer will be an “Accredited Investor” within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D of the Securities Act of 1933, as presently in effect. Buyer is not acting as agent or representative of another party, and has no current plan or intention to resell any of the Transferred Interests or the assets or business of the Company to another Person.

4.8	Available Funds. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Buyer has cash, available credit facilities or other sources of available funds in an aggregate amount sufficient to consummate the Transactions and will have immediately available cash, available credit facilities or other immediately available funds at the time of the Closing to consummate the Transactions.

4.9	Solvency. Immediately after giving effect to the Transactions, Buyer will be Solvent (as defined below). No transfer of property is being made, and no obligation is being incurred, in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer. For purposes of this Section 4.9, “Solvent” means that, as of any date of determination, (a) the Present Fair Salable Value (as defined below) of the assets of Buyer will, as of such date, exceed all of its probable liabilities or its existing debts as they become absolute and matured, as of such date, (b) Buyer will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) Buyer will be able to pay its liabilities as they become absolute and mature, in the Ordinary Course, taking into account the timing of and amounts of Cash to be received by it and the timing of and amounts of Cash to be payable on or in respect of its Indebtedness, in each case after giving effect to the Transactions. The term “Solvency” will have a correlative meaning. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets (including goodwill) of Buyer are sold as an entirety with reasonable promptness in an arm’s-length transaction under then-present conditions for the sale of comparable business enterprises.

4.10	Tax and Legal Matters. Buyer has reviewed with Buyer’s own tax advisors and legal counsel the tax and other consequences of the Transactions and the legal effects thereof before Buyer’s execution and delivery of this Agreement and each other Buyer Transaction Document. Buyer has relied solely on its own advisors and not on any statements or representations by Sellers, the Sellers’ Representative, the Company, or any of their respective Representatives, except for the representations and warranties of Sellers in Article 2 and Article 3. Buyer understands that it (and not Sellers, or the Seller’s Representative) will be responsible for its own legal or Tax Liabilities that may arise as a result of the Transactions. Buyer agrees that it has been advised to consult with its own tax and legal counsel in connection with the foregoing.

Article 5

CERTAIN COVENANTS OF THE PARTIES

5.1	Further Actions. From and after the Closing, each Seller and Buyer agrees to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper, or advisable in order to consummate or implement expeditiously the Transactions. Notwithstanding the foregoing in this Section 5.1, none of Sellers, Buyer or any of their respective Affiliates will be obligated to make any payments, or otherwise pay any consideration, to any third party to obtain any applicable consent, waiver or approval.

5.2	Access to Information.

5.2.1	From and after the Closing, Sellers and Buyer will promptly afford the other Party and its Affiliates and their respective Representatives reasonable access to their respective properties, information, data, books, records, employees and auditors to the extent relating to the Company to the extent necessary or useful for the Party requesting such access in connection with any Proceeding (other than any Proceeding in connection with this Agreement, the other Transaction Documents or the Transactions). In addition, from and after the Closing Date, Buyer will, and will cause its Affiliates to, upon reasonable notice by Sellers or their respective Affiliates to Buyer, (a) provide to Sellers and their respective Affiliates and their respective Representatives reasonable access during reasonable working hours to their properties, information, data, books, records, employees and auditors to the extent relating to the Company with respect to any Pre-Closing Period or matter occurring prior to the Closing, (b) permit Sellers and their respective Affiliates and their respective Representatives to make such copies and inspections of any such information, data, books and records as any of them may reasonably request during reasonable hours to the extent reasonably required by the Sellers, (c) make reasonably available to Sellers and their respective Affiliates and their respective Representatives, the officers, employees and other Representatives of the Company and to provide reasonable assistance and cooperation in the review of information described in this Section 5.2.1 and (d) cooperate with Sellers and their respective Affiliates and their respective Representatives to the extent reasonably necessary or appropriate in connection with any Proceeding arising out of the Business, in each case other than with respect to any Proceeding involving disputes (y) between Buyer, on the one hand, and Sellers, on the other hand or (z) for which Buyer seeks indemnification hereunder.

5.2.2	Anything to the contrary in Section 5.2.1 notwithstanding, (a) access rights pursuant to Section 5.2.1 will be exercised in such manner as not to interfere unreasonably with the conduct of the Business or any other business of the Party granting such access, (b) the Party granting access may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined in writing by such Party’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined in writing by such Party’s counsel, would reasonably be expected to conflict with applicable Laws or agreements with Governmental Authorities, (c) no Seller or any of its respective Affiliates or their respective Representatives will have any obligation to provide Buyer, its Affiliates or their respective Representatives access to any personnel records of Sellers or the Company relating to individual performance or evaluation records, medical histories, or other information in personnel records to the extent that providing such access would constitute a breach of Law by any of Sellers or the Company, and (d) the Party requesting access pursuant to Section 5.2.1 will reimburse the other Party promptly for all reasonable and documented out-of-pocket costs and expenses incurred by the other Party in connection with any such request made after the Closing.

5.3	Confidentiality; Books and Records.

5.3.1	The Confidentiality Agreement will automatically terminate as of the Closing.

5.3.2	From and after the Closing, (a) Sellers and Buyer will, and will cause their respective Affiliates and Representatives to, maintain in confidence this Agreement and the other Transaction Documents and any written, oral or other information related to the negotiation hereof and thereof, (b) Sellers will, and will cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Company obtained by virtue of Sellers’ ownership of the Company prior to the Closing and (c) Buyer will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Sellers or their respective Affiliates obtained by virtue of Buyer’s or Sellers’ ownership, management or provision of services to the Company from and after the Closing, except, in each case, to the extent that the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or such information can be shown to have been in the public domain through no fault of the applicable Party.

5.3.3	Subject to Sections 5.3.1 and 5.3.2, Sellers, their respective Affiliates and their respective Representatives will have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax returns and other information and documents relating to Tax matters) of the Company relating to periods ending on or prior to the Closing Date or any Straddle Period (a) relating to information (including employment and medical records) regarding the Continuing Employees, (b) as may be required by any Governmental Authority, including pursuant to any applicable Law or regulatory request or (c) as may be necessary for Sellers or their respective Affiliates to perform their respective obligations pursuant to this Agreement or any other Transaction Document, in each case subject to compliance with all applicable privacy Laws. Buyer agrees that, with respect to all original books, data, files, information and records of the Company existing as of the Closing Date, it will (x) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (y) apply preservation and retention policies that are no less stringent in the aggregate than those generally applied by Buyer to its own books and records and (z) until the later of seven (7) years after the Closing Date or the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including any waivers or extensions thereof, preserve and retain all such original books, data, files, information and records.

5.4	Restrictive Covenants. The Parties agree that Buyer is relying on the covenants and agreements set forth in this Section 5.4, that without such covenants Buyer would not enter into this Agreement or consummate the Transactions and that the purchase price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

5.4.1	Non-Competition by Sellers. During the Restriction Period, Sellers will not, directly or indirectly, and shall cause their respective Affiliates not to, directly or indirectly, as an employee, employer, consultant, agent, principal, partner, stockholder, officer, director, investor, lender, financier or broker, or in any other individual or representative capacity, engage or participate or plan or prepare to engage or participate in the Business or assist any Person in engaging or participating or planning or preparing to engage or participate in the Business, in each case in the United States of America, Europe, Mexico, Canada or any other geographic area where the Company is engaging in the Business immediately prior to the Closing or in which the Products are marketed immediately prior to the Closing or through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any enterprise engaging in a business competitive with the Business or otherwise compete with the Company (the “Prohibited Activities”); provided, however, that nothing in this Section 5.4.1 will prohibit any Seller from:

(a)	performing duties as an employee or consultant of the Buyer; or

(b)	owning two percent (2%) or less of the stock of any Person listed on a national securities exchange or traded in the over-the-counter market.

5.4.2	Non-Solicitation by Sellers. During the Restriction Period, no Seller nor any of its respective Affiliates will, directly or indirectly, hire, recruit or solicit any officers, directors, senior executives or other employees of the Company to become employed or engaged by any other Person or to terminate any such Person’s employment or consulting relationship with Buyer or, after the Closing, the Company; provided, however, that the foregoing will not prohibit any general advertisements or solicitations of employment by Sellers or their respective Affiliates not specifically directed to officers, managers, employees or contractors of the Company, Buyer or their respective Affiliates and the hiring of any Person as a result of such general advertisement or solicitation not specifically directed to officers, managers, employees or contractors of the Company, Buyer or their respective Affiliates.

5.4.3	Blue-Pencil. If any court of competent jurisdiction will, at any time, deem the term of any particular restrictive covenant contained in this Section 5.4 too lengthy or the scope too broad, the other provisions of this Section 5.4 will nevertheless stand, and the covenant, as determined by a court of competent jurisdiction, will be deemed reformed such that the term will be deemed to be the longest period permissible by Law under the circumstances and the scope will be as broad as permissible by Law under the circumstances. The court of competent jurisdiction in each case will reduce the term and/or scope covered to permissible duration or breadth.

5.4.4	Remedies. Sellers represent that they are familiar with the covenants not to solicit contained herein and are fully aware of their respective obligations hereunder. Sellers further agree that the length of time and scope are reasonable given the benefits they have received hereunder. Sellers further acknowledge and agree that the covenants set forth in this Section 5.4 are necessary for the protection of Buyer’s business interests, including the goodwill and confidential information being transferred by reason of the Transactions, that irreparable injury will result to Buyer if Sellers breach any of the terms of this Section 5.4, and that in the event of an actual or threatened breach by Sellers of any of the provisions contained in this Section 5.4, Buyer will have no adequate remedy at Law. Sellers accordingly agree that in the event of any actual or threatened breach by any Seller of any of the provisions contained in this Section 5.4, Buyer will be entitled to seek injunctive and other equitable relief without the necessity for showing irreparable harm as a remedy for any such breach or threatened breach, and Sellers further agree to waive any requirement for the posting of any bond or other security in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of the provisions contained in this Section 5.5 but shall be in addition to all other remedies available at law or in equity to Buyer. Nothing contained herein will be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. Sellers will be liable for any breach by their respective Affiliates of this Section 5.4.

5.5	Tax Matters.

5.5.1	Tax Returns.

(a)	The Company, under the direction of the Sellers’ Representative, will be responsible for preparing any Company Returns for any Pre-Closing Tax Period (other than a Straddle Period) that is required to be filed after the Closing Date and will prepare such Company Returns in accordance with past practices of the Company.

(b)	Buyer will be responsible for preparing any Company Returns for any Straddle Period and will prepare such Company Returns in accordance with past practices of the Company. No later than thirty (30) days prior to the due date for filing such Company Returns for any Straddle Period, taking into account any extensions of such filing date, Buyer will make such Company Returns available for review and approval by the Sellers’ Representative. The Sellers’ Representative shall have the right to object to such Return within ten (10) days of receipt of such Return. If the Sellers’ Representative objects to a Return, the Sellers’ Representative and the Buyer agree to use their best efforts to resolve the dispute. Any dispute not resolved within twenty (20) days after an objection shall be submitted to the Independent Accounting Firm. The Independent Accounting Firm’s review shall be limited to the disputed item and the parties shall direct the Independent Accounting Firm to conclude its review within ten (10) days of submission of the objection to the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

(c)	After the Closing Date, without the prior written consent of the Sellers’ Representative, none of the Company or Buyer will amend any Company Return relating to a Pre-Closing Tax Period.

5.5.2	Tax Contests. Buyer, on behalf of the Company, will promptly notify the Sellers’ Representative in writing upon receipt by Buyer or the Company of notice of any Tax audits, examinations or assessments with respect to Taxes of the Company that pertain to a Pre-Closing Tax Period or Straddle Period or that could give rise to indemnification under Article 6. The Sellers’ Representative will control the portion of any such audit, examination or proceeding that relates to any Pre-Closing Tax Period and Buyer and the Sellers’ Representative will jointly control with respect to any Straddle Period; provided, however, that with respect to any audit, examination or proceeding that relates to either a Pre-Closing Tax Period or Straddle Period, each of Buyer and the Sellers’ Representative will be entitled to participate in the defense of such claim to the extent it could adversely affect that party and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne solely by that party.

5.5.3	Tax Refunds. Any refund of Taxes received by the Company relating to a Pre-Closing Tax Period (or any election to apply the right to such a refund as a payment of, or a credit against, future Taxes) (a “Pre-Closing Tax Refund”), will be credited to Sellers. Buyer will promptly pay, or cause to be paid, the amount of any such Pre-Closing Tax Refund, including the amount of interest actually received thereon, to Sellers upon receipt (or use) of such Pre-Closing Tax Refund by the Company or any of its Affiliates (it being understood that in the case of an election to use any such refund as a payment of, or a credit against, future Taxes, such refund will be considered to be used at the time such election is made).

5.5.4	Books and Records; Cooperation. Buyer and Sellers will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Taxing Authority or Proceeding relating to Taxes with respect to the Company and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or proceeding, provided, that the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

5.5.5	Straddle Period. For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”). The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

5.5.6	Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transactions (“Transfer Taxes”) will be borne and paid equally by the Buyer, on the one hand, and the Sellers, on the other hand, including, without limitation, any Transfer Taxes attributable to the deemed sale or transfer of the Owned Real Property or Leased Real Property, if any.

5.5.7	Tax Treatment. The Parties acknowledge that for United States federal and state income Tax purposes, the Transactions will be treated under Revenue Ruling 99-6 as if (i) each Seller had sold all of its respective Transferred Interests to Buyer, (ii) the Buyer had purchased all of the assets of the Company, and (iii) the Company’s classification as a partnership terminated as of the Closing Date.

5.5.8	Purchase Price Allocation. To the extent relevant to the preparation of Tax Returns of Buyer, the Company, Sellers, and/or the shareholders of Sellers, including without limitation for purposes of (i) adjusting the Tax basis of the Company’s assets after the Closing Date, and (ii) computing the amount of gain, if any, described in Section 751 of the Code with respect to Sellers’ sale of the Transferred Interests, the purchase price and any Company liabilities and other amounts deemed to be paid for the Company’s assets shall be allocated among the assets of the Company based upon their relative fair market values. Such fair market values shall be determined using the agreed upon values and valuation methodology set forth on Section 5.5.8 of the Disclosure Schedule, which values may be adjusted as reasonably determined by Sellers with the consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, to reflect a review of the assets of the Company completed prior to the date hereof, and such adjusted values will be provided to Buyer no later than sixty (60) days after the Closing Date (as adjusted, the “Allocation Schedule”). Any post-Closing adjustments to the purchase price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule. Buyer, the Company and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule and will not take any position inconsistent therewith in connection with any examination of any such Tax Returns or in any administrative or judicial proceedings relating to such Tax Returns, unless required by a determination of the applicable Taxing Authority that is final.

5.6	Employee Matters.

5.6.1	Employment Terms and Benefits. With respect to the employees of the Company who are employed by the Company as of the Closing Date (the “Continuing Employees”), for a period extending until the earlier of the termination of a Continuing Employee’s employment by the Buyer or its Affiliates or one (1) year following the Closing Date (or, with respect to continuation of bonus or commission opportunity, until the end of calendar 2017), Buyer agrees that each Continuing Employee will be provided with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to each such Continuing Employee immediately prior to the Closing Date. Nothing in this Agreement shall change the “at-will” status of any at-will Employee or otherwise require Buyer or the Company to continue to employ any particular Employee of the Company following the Closing Date.

5.6.2	Service Credit. Buyer will ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined-benefit pension plan), for service with Sellers, the Company or any Affiliates (or predecessor employers to the extent such past service credit is provided under the applicable Employee Benefit Plans) under each of the comparable employee benefit plans of the Company, Buyer or its Affiliates in which such Continuing Employee becomes a participant; provided, however, that no such service recognition will result in any duplication of benefits. As of the Closing Date, Buyer or its Affiliates will assume the amount of vacation time that each Continuing Employee had accrued under any applicable employee benefit plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Buyer or its Affiliates for the benefit of any Continuing Employee, subject to any required approval of the applicable insurance provider, if any, which Buyer will use commercially reasonable efforts to procure, Buyer will (a) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (b) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar employee benefit plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by the Company, Buyer or its Affiliates for the plan year in which the Closing Date occurs.

5.6.3	COBRA. Buyer or its Affiliates will bear and be responsible for all liabilities and obligations to provide any former employees of the Company or any Continuing Employees who terminate employment after the Closing Date with COBRA continuation coverage in accordance with the requirements of Section 4980B of the Code and any applicable state Law.

5.6.4	BHH Plans. Effective as of the Closing Date, except with respect to the BHH Management, Inc. 401(k) Profit Sharing Plan as contemplated below, the Company will cease to be a participating employer in any Employee Benefit Plans sponsored by BHH, and the Continuing Employees will have no further rights to participate in such BHH Employee Benefit Plans as active employees after the Closing Date. Effective as of the Closing Date, Buyer and its Affiliates shall have no liability under any such Employee Benefit Plans sponsored by BHH, are not adopting, assuming or maintaining any Employee Benefit Plan sponsored by BHH and shall, subject to Article 6, be indemnified and held harmless by Sellers against and in respect of any and all Losses arising out of the Employee Benefit Plans sponsored by BHH. The Parties hereby agree that the BHH Management, Inc. 401(k) Profit Sharing Plan will be adopted and assumed by the Company effective as of the Closing Date, and will not be considered an Employee Benefit Plan sponsored by BHH for purposes of this Section 5.6.4.

5.6.5	Miscellaneous. Nothing contained in this Agreement, whether express or implied, will (a) be treated as an amendment of any Employee Benefit Plan or other benefit plan maintained by Sellers, Buyer or any of their respective Affiliates, or will be construed to prohibit Sellers, Buyer or any of their respective Affiliates from amending or terminating any such Employee Benefit Plan or other benefit plan, (b) limit the right of Sellers, Buyer or any of their respective Affiliates to terminate the employment of any Person, (c) provide any Person with any right to continued employment or (d) create any third party beneficiary rights in any Person who is not a party to this Agreement.

5.7	Directors’ and Officers’ Exculpation; Indemnification.

5.7.1	Buyer will cause the Company to assume, and the Company hereby assumes the obligations with respect to all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date in favor of the members of the Company as of immediately prior to the Closing (the “Members”) and the current or former directors, managers, officers or other employees or agents of the Company or the Members currently indemnified by the Company (collectively, the “Covered Persons”) as provided in the Governing Documents of the Company as in effect immediately prior to the Closing, and such obligations will survive the consummation of the Transactions and will continue in full force and effect in accordance with their terms for not less than six (6) years from the Closing Date.

5.7.2	This Section 5.7 is (a) intended to be for the benefit of, and will be enforceable by, each Covered Person and such Covered Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Covered Persons will be third party beneficiaries of this Section 5.7, and (b) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Covered Person may have by contract or otherwise as set forth on Section 5.7.2 of the Disclosure Schedule.

5.7.3	If all or substantially all of the business or assets of the Company are sold, whether by merger, consolidation, sale of assets or securities or otherwise, in one transaction or a series of transactions, then Buyer and the Company will, and in each such case, cause their respective successors and assigns to assume the obligations set forth in this Section 5.7. This Section 5.7 will apply to all such successors and assigns.

5.8	Representation & Warranty Insurance Policy. Buyer (or one or more of its Affiliates) has entered into the Representation and Warranty Insurance Policy. Buyer will not (and will cause its Affiliates to not) amend, modify, terminate or waive any provision concerning the rights of subrogation contained in the Representation and Warranty Insurance Policy or any other provision thereof in a manner materially adverse to Sellers without the prior written consent of the Sellers’ Representative.

Article 6

INDEMNIFICATION

6.1	Indemnification by Sellers. Subject to the terms of this Article 6, each Seller will, severally and not jointly with any other Person, based on each such Seller’s Pro Rata Portion (provided that each Seller will be liable for the full amount of any indemnification obligations arising from a breach of any covenant or obligation of such Seller under this Agreement or any other Transaction Document, and the non-breaching Seller will have no liability for such amount), indemnify and hold Buyer and its Affiliates (including, after the Closing, the Company) and each of their respective officers, directors, shareholders, managers, members, employees, agents, Representatives, successors and permitted assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

6.1.1	any breach or non-fulfillment of any covenant or obligation of the Company or such Seller under this Agreement or of any Transaction Document;

6.1.2	any Closing Indebtedness or Closing Transaction Expenses, to the extent such amounts have not been paid pursuant to Section 1.3 or included in the calculation of Closing Date Purchase Price;

6.1.3	any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transactions based upon any agreement, arrangement or understanding between the claimant and any Seller or any of its respective agents or Representatives or, prior to the Closing, the Company or any of its agents or Representatives;

6.1.4	any Taxes of the Company or the non-payment thereof for any taxable period ending on or prior to the Closing Date or any portion of the Pre-Closing Tax Period through the end of the Closing Date; and

6.1.5	any claim related to any failure of the BHH Management, Inc. 401(k) Profit Sharing Plan to be administered, maintained, funded and sponsored in compliance with its terms and applicable Laws, including ERISA and the Code, at any time prior to the Closing Date.

For the avoidance of doubt, Sellers will not indemnify the Buyer Indemnified Parties for any breach of any representation or warranty made by the Sellers in Article 2 or Article 3 of this Agreement or of any Transaction Documents. The Representation & Warranty Insurance Policy will be Buyer’s sole and exclusive remedy for any and all claims for breach of any representation or warranty made by the Sellers in Article 2 or Article 3 of this Agreement or of any Transaction Documents.

6.2	Indemnification by Buyer. Subject to the terms of this Article 6, Buyer and, after the Closing, the Company, will jointly and severally indemnify and hold Sellers and their respective Affiliates, and each of their respective officers, directors, shareholders, managers, members, trustees, employees, agents, Representatives, successors and permitted assigns (each a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) harmless against and in respect of any and all Losses which such Seller Indemnified Party has suffered, incurred or become subject to arising out of, based upon or otherwise in respect of:

6.2.1	any breach of any representation or warranty made by Buyer in Article 4 of this Agreement;

6.2.2	any breach or non-fulfillment of any covenant or obligation of Buyer or, after the Closing, the Company, under this Agreement; and

6.2.3	any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the Transactions based upon any agreement, arrangement or understanding between the claimant and Buyer or any of its agents or Representatives.

6.3	Claims.

6.3.1	Inter-Party Claims. In order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification pursuant to this Article 6, the Indemnified Party will notify the other Party or Parties from whom such indemnification is sought (the “Indemnifying Party”) in writing promptly after becoming aware of the facts or circumstances giving rise to such Indemnified Party’s claim for indemnification, specifying in reasonable detail the basis of such claim (an “Inter-Party Claim”); provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure.

6.3.2	Third Party Claims.

(a)	In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person (other than by an Indemnified Party, which claims are addressed in Section 6.3.1) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Indemnifying Party in writing of the Third Party Claim (which notice will specify in reasonable detail the events giving rise to such Third Party Claim) promptly after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party will have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. If a Third Party Claim is made, the Indemnifying Party will be entitled to participate in the defense thereof. The Indemnifying Party may also assume the defense of any Third Party Claim with counsel selected by the Indemnifying Party, at such party’s sole expense (without prejudice to the right of the Indemnified Party to participate at its own expense through counsel of its own choosing); provided that if the Indemnifying Party desires to assume control of the defense, settlement, adjustment or compromise of any Third Party Claim, with counsel reasonably acceptable to the Indemnified Party, the Indemnifying Party must give written notice to the Indemnified Party of its intention to do so no later than twenty (20) days following receipt of notice of claims by an Indemnified Party or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of the failure to have received such notice; provided, however, that the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any Losses that are assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party shall be fully indemnified pursuant to, but subject to the limitations of, this Article 6. If the Indemnified Party reasonably concludes that separate counsel is required because either (i) a conflict of interest would otherwise exist or (ii) the Third Party Claim and any claims that may be related thereto could reasonably be likely to exceed the amount of indemnification available to the Indemnified Party (either pursuant to the terms of this Article 6 or as a result of the Indemnifying Party(ies) available financial resources), the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party, and in such case the Indemnifying Party and Indemnified Party shall use all reasonable efforts to cooperate in such defense. Notwithstanding anything else to the contrary contained herein, the Indemnifying Party may not control the defense of a Third Party Claim (A) involving criminal liability, (B) in which any relief other than monetary damages is sought against the Indemnified Party, (C) in which an adverse judgment, in the reasonable and good faith judgment of the Indemnified Party is likely to establish a precedential custom or practice adverse to the business interests or reputation of the Buyer or any of its Affiliates, (D) the defense of which the insurer under the Representation & Warranty Insurance Policy elects to assume control, (E) that is covered by the Representation & Warranty Insurance Policy, (F) with respect to which the Indemnified Party reasonably and in good faith determines that the conduct of the defense or any proposed settlement of any such Third Party Claim by the Indemnifying Party might be expected to adversely affect the ability of the Indemnified Party to conduct its business (including, relationships with Governmental Authorities, employees, customers, suppliers or other Persons with whom the Indemnified Party conducts business) or (G) the defense, settlement, adjustment or compromise of which the Indemnifying Party is not actively and diligently pursuing.

(b)	The party controlling the defense (the “Controlling Party”) shall keep the party not controlling the defense (the “Non-Controlling Party”) reasonably advised from time-to-time of the status of the Third Party Claim. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to the Third Party Claim and proceedings related thereto (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of the Third Party Claim. If the Indemnifying Party does not choose to assume control of the defense, settlement, adjustment or compromise of any such Third Party Claim for which any Indemnified Party would be entitled to indemnification hereunder or if the Indemnifying Party is not entitled pursuant to Section 6.3.2 to defend such Third Party Claim, then (i) the reasonable fees and expenses of one outside counsel (and not any fees and expenses allocated to any internal counsel) to the Indemnified Party shall be considered “Losses” for purposes of this Agreement and (ii) the Indemnifying Party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third Party Claim, and to employ counsel to assist such Indemnifying Party in connection with the handling of such claim, at the sole expense of the Indemnifying Party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the Indemnified Party, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless and until the Indemnifying Party shall have failed, after the lapse of a reasonable period of time, but in no event more than ten (10) days after written notice to it of the Third Party Claim, to join in the defense, settlement, adjustment or compromise of the same.

(c)	No Indemnifying Party may settle, compromise or consent to the entry of any judgment in any Third Party Claim without the prior written consent of each Indemnified Party, which consent shall not be withheld or delayed if such settlement, compromise or consent (i) is for money damages only, (ii) obligates the Indemnifying Party to assume complete financial responsibility for such settlement, compromise or consent (and the Indemnifying Party demonstrates to the Indemnified Party that it has available all required financial resources therefor), (iii) could not otherwise be likely to cause a material adverse effect on the Indemnified Party and (iv) includes an express, unconditional release of the Indemnified Party and its directors, managers, officers, agents, shareholders, members, consultants, employees and controlling Persons from all Liabilities and obligations arising therefrom.

6.4	Survival. The respective representations, warranties, covenants and agreements of the Parties contained in this Agreement, and the rights of the Parties to seek indemnification with respect to such covenants and agreements, will survive the Closing; provided, however, that, (a) except in respect of any claims for indemnification as to which written notice will have been duly given pursuant to Section 6.3 prior to the date that is 36 months after the Closing Date (the “General Indemnification Period”), and subject to the other provisions of this Article 6, such representations, warranties, covenants and agreements, and the rights of the parties to seek indemnification with respect to such covenants and agreements, will expire at the end of the General Indemnification Period, except that the Fundamental Representations will survive for 72 months and (b) this Section 6.4 will not limit any covenant or agreement of the Parties that, by its terms, requires performance after the General Indemnification Period, which covenant or agreement will survive the General Indemnification Period in accordance with its terms only for such period as is required for the respective Party to perform under such covenant or agreement. If proper notice of an indemnification claim is given in accordance with this Article 6 before expiration of the applicable covenant or agreement, then notwithstanding the expiration thereof, any claim based on such covenant or agreement shall survive until, but only for purposes of, the resolution of such claim. Nothing in this Article 6 shall limit or prohibit the rights of the Buyer to pursue recoveries under the Representation & Warranty Insurance Policy.

6.5	Certain Limitations on Indemnification.

6.5.1	Notwithstanding anything to the contrary in this Agreement, the amount of Losses (except for Losses described in Section 6.10) that may be recovered by the Buyer Indemnified Parties pursuant to any and all claims for indemnification made under Section 6.1 will be limited, individually and in the aggregate, to the Indemnification Cap. Nothing in this Article 6 will be deemed to limit or prohibit any rights of the Buyer Indemnified Parties as against any insurer under the Representation & Warranty Insurance Policy.

6.5.2	Sellers will have no obligation to indemnify the Buyer Indemnified Parties against Losses under this Agreement, unless the aggregate amount of Losses is greater than the Threshold, in which case the Buyer Indemnified Party will, subject to Section 6.5.1 hereof, be entitled to indemnification for all Losses including those that are less than the Threshold; provided, however, that the Threshold will not apply to Losses based on a breach of the Fundamental Representations and/or claims for indemnification made under Sections 6.1.3, 6.1.4 and/or 6.1.5, for which there will be no minimum threshold before recovery.

6.6	Certain Other Restrictions on Indemnification.

6.6.1	Notwithstanding anything contained in this Agreement to the contrary, no Buyer Indemnified Party will have any right to indemnification under this Agreement with respect to any Losses to the extent (and only to the extent) such Losses (i) constitute liabilities in the amounts reserved or accrued for (whether in whole or in part) in the calculation of the Closing Working Capital (as finally agreed upon or determined pursuant to Section 1.4), (ii) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof, or (iii) are duplicative of Losses that have previously been recovered hereunder.

6.6.2	Upon payment in full of any Inter-Party Claim pursuant to Section 6.3.1 or the payment of any Judgment with respect to a Third Party Claim pursuant to Section 6.3.2, the Indemnifying Party will be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person with respect to the subject matter of such Inter-Party Claim or Third Party Claim, unless the Indemnified Party has a continuing commercial relationship with the counterparty to the Third Party Claim or Inter-Party Claim (other than any insurance company that has issued an insurance policy that is applicable to such Third Party Claim or Inter-Party Claim). The Indemnified Parties will assign or otherwise reasonably cooperate with the Indemnifying Parties, at the cost and expense of the Indemnified Parties, to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

6.6.3	No Buyer Indemnified Party will have any right to assert any claim against any Indemnifying Party with respect to any Loss, cause of action or other claim to the extent such Loss is a Loss, cause of action or claim with respect to which such Buyer Indemnified Party or any of its Affiliates has taken action (or caused action to be taken) with the primary intent of accelerating the time period in which such matter is asserted or payable in order to cause a claim to be made prior to the applicable expiration date set forth in Section 6.4.

6.6.4	To the extent an Indemnified Party or its Affiliates recognizes any net Indemnification Tax Benefits (as defined below) as a result of any Losses, such Indemnified Party will pay the amount of such Indemnification Tax Benefits to the Indemnifying Party within sixty (60) days of such Indemnification Tax Benefits being recognized by the Indemnified Party (to the extent such Indemnification Tax Benefits are recognized prior to the payment of the Losses, the amount of the Losses will be reduced by the amount of Indemnification Tax Benefits actually recognized). For this purpose, the Indemnified Party will be deemed to recognize a tax benefit (an “Indemnification Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s liability for Taxes for such taxable year, calculated by excluding any Tax items attributed to the Losses, exceeds the Indemnified Party’s actual liability for Taxes for such taxable year, calculated by taking into account any Tax items attributed to the Losses.

6.6.5	Notwithstanding any other provision of this Agreement, Sellers will have no obligation to indemnify the Buyer Indemnified Parties for any Taxes arising in a Post-Closing Tax Period.

6.6.6	Buyer and Sellers agree to treat any indemnification payments received pursuant to this Agreement for all Tax purposes as an adjustment to the Closing Date Purchase Price to the extent permitted by applicable Law.

6.6.7	Under no circumstances will the maximum aggregate amount of indemnifiable Losses (except for Losses described in Section 6.10) which may be recovered by the Seller Indemnified Parties for indemnification pursuant to this Article 6 be greater than the Indemnification Cap.

6.7	Calculation and Mitigation of Losses.

6.7.1	The amount of any Losses for which indemnification is provided under this Article 6 will be net of any amounts recovered by such Indemnified Party under insurance policies or other collateral sources with respect to such Losses in excess of the sum of (i) reasonable, out-of-pocket costs and expenses relating to collection under such policies or other collateral sources, and (ii) the deductible associated therewith to the extent actually paid. The Indemnified Parties will use their commercially reasonable efforts to pursue such insurance policies or collateral sources (which efforts will not require the initiation of litigation), and in the event the Indemnified Parties receive any recovery, the amount of such recovery will be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article 6 which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to the Indemnified Parties. If a Buyer Indemnified Party fails to pursue recoveries under any “occurrence” based insurance policies or other collateral sources, then Sellers will have the right of subrogation to pursue such insurance policies or other collateral sources and may take any reasonable actions necessary to pursue such rights of subrogation in their name or the name of the party from whom subrogation is obtained. Buyer will reasonably cooperate, and cause its Representatives and Affiliates (including, after the Closing, the Company) to reasonably cooperate, with Sellers to pursue any such subrogation claim.

6.7.2	Each Party’s right to indemnification hereunder will be subject to its obligations under applicable Law, including under common law, to mitigate damages.

6.8	Acknowledgment. For purposes of Section 6.1, any inaccuracy in, or breach of any statement, or nonfulfillment, nonperformance or other breach of any covenant or agreement by any Sellers or the Company, and the amount of any Losses associated therewith, will be determined without regard for any materiality, material adverse effect or similar qualification.

6.9	Exclusive Remedy. The Parties acknowledge, on behalf of themselves and on behalf of the other Indemnified Parties that, from and after the Closing, except as provided in Sections 1.4, 6.10 and 8.18, their sole and exclusive remedy with respect to the subject matter of this Agreement will be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of the foregoing, each Party hereby waives, on behalf of itself and each of the other Indemnified Parties, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any other Parties arising under or based upon any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 6 or as provided in Section 6.10), including, but not limited to, its right to pursue any action or claim other than as expressly stated in this Agreement.

6.10	Special Rule for Fraud. Nothing in this Article 6 will operate to limit the common law liability of a Party (the “Liable Party”) to another Party for Losses arising from the fraud of such Liable Party if such Liable Party is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against such other Party, with the specific intent to deceive and mislead such other Party, regarding the representations and warranties made by (i) if a Seller is the Liable Party, such Seller in Article 2 or Article 3 or (ii) if Buyer is the Liable Party, Buyer in Article 4.

Article 7
SELLERS’ REPRESENTATIVE

7.1	Sellers’ Representative Appointment and Powers. The Sellers’ Representative (or any successor thereto appointed in accordance with Section 7.4) will serve as representative of Sellers with full power and authority to take all actions under this Agreement and the other Transaction Documents on behalf of Sellers. Each Seller, by executing this Agreement, hereby irrevocably confirms, designates and appoints the Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement and the other Seller Transaction Documents, including full and exclusive power and authority on such Seller’s behalf (a) to consummate the Transactions, (b) to communicate to, and receive all communications and notices from Buyer, (c) to execute and deliver on behalf of such Seller any amendment or waiver of this Agreement or the other Seller Transaction Documents, (d) to take all other actions to be taken by or on behalf of such Seller in connection herewith, (e) to incur fees and expenses as determined by the Sellers’ Representative, (f) to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, defend, participate in, settle, dismiss or otherwise terminate, as applicable, any Proceeding relating to the Company, any Seller, this Agreement, any of the Transaction Documents or the Transactions, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such Proceeding and (g) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and in general, to do any and all things and to take any and all actions that the Sellers’ Representative, in its sole discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions. The Sellers’ Representative will for all purposes be deemed the sole authorized agent of Sellers until the agency has terminated. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and will survive the death, incapacity or bankruptcy of any Seller and will be binding upon the executors, heirs, legal representatives and successors of each Seller. All actions and decisions of the Sellers’ Representative will be binding upon each Seller, and no Seller will have the right to object, dissent, protest or otherwise contest such actions or decisions. Neither the Sellers’ Representative nor any agent employed by it will incur any liability to any Person relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith, gross negligence or willful misconduct.

7.2	Fees and Expenses. Any expenses or liabilities incurred by the Sellers’ Representative in connection with the performance of its duties in such capacity under this Agreement or the other Transaction Documents will be reimbursed to the Sellers’ Representative from the Sellers’ Representative Amount. At such time as the Sellers’ Representative Amount has been exhausted, all additional fees, expenses and liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder will be paid severally by Sellers in proportion to their Pro Rata Portion. No Seller will seek reimbursement or indemnification for such fees, expenses or liabilities or otherwise from any of the Company or Buyer or any of their respective Affiliates. In addition to any other rights or remedies, the Sellers’ Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed to the Sellers’ Representative against the Sellers’ Representative Amount and against any amounts to be paid to Sellers. The Sellers’ Representative will distribute any portion of the Sellers’ Representative Amount that has not been utilized by it to satisfy its liabilities or expenses as the Sellers’ Representative or other obligations of Sellers hereunder based on their respective Pro Rata Portions (net of any amounts owed by any Seller to the Sellers’ Representative) at such time or times as the Sellers’ Representative may determine in its reasonable discretion.

7.3	Liability of Sellers’ Representative. Each Seller will severally, but not jointly, based on such Seller’s Pro Rata Portion, indemnify and hold harmless, the Sellers’ Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or in connection with the Sellers’ Representative’s execution and performance (solely in its capacity as the Sellers’ Representative and not in its capacity as a Seller) of this Agreement and the other Transaction Documents, except for fraud, bad faith, gross negligence or willful misconduct by the Sellers’ Representative. This indemnification obligation will survive the termination of this Agreement and the other Transaction Documents. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative will not be liable to Sellers or any other Person. In no event will the Sellers’ Representative (solely in its capacity as the Sellers’ Representative and not in its capacity as a Seller) be liable hereunder or in connection herewith to any Seller for any indirect, punitive, special or consequential damages.

7.4	Resignation or Removal of the Sellers’ Representative. Sellers who, immediately prior to Closing, are entitled in the aggregate to receive more than fifty percent (50%) of the Estimated Closing Date Purchase Price may, from time to time upon advance written notice to Buyer, (a) remove the Sellers’ Representative and appoint a new Sellers’ Representative or (b) appoint a new Sellers’ Representative upon the death, incapacity or resignation of the Sellers’ Representative and such substituted representative will be deemed to be the Sellers’ Representative for all purposes under this Agreement. Subject to the appointment and acceptance of a successor Sellers’ Representative as provided below, the Sellers’ Representative may resign at any time thirty (30) days after giving notice thereof to Sellers. If no successor Sellers’ Representative will have been appointed by Sellers and accepted such appointment within twenty (20) days after the retiring Sellers’ Representative’s giving of notice of resignation or Sellers’ removal of the Sellers’ Representative, then the retiring or removed Sellers’ Representative may, on behalf of Sellers, appoint a successor. Upon the acceptance of any appointment as the Sellers’ Representative hereunder, such successor Sellers’ Representative will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Sellers’ Representative, and the retiring or removed Sellers’ Representative will be discharged from its duties and obligations hereunder. After any retiring or removed Sellers’ Representative’s resignation or removal, as applicable, hereunder as the Sellers’ Representative, this Article 7 will continue in effect for such retiring Sellers’ Representative’s benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Sellers’ Representative.

7.5	Reliance. Buyer is entitled to rely conclusively upon any document delivered by the Sellers’ Representative as (a) being genuine and correct and (b) having been duly signed or sent by the Sellers’ Representative.

Article 8

MISCELLANEOUS

8.1	Fees and Expenses. Except as expressly set forth in this Agreement, each Party will pay all fees and expenses incurred by it incident to preparing for, entering into and performing its obligations under this Agreement and the consummation of the Transactions, whether or not the Transactions are consummated.

8.2	Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, receipt acknowledged, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Buyer or, following the Closing, the Company:

Clarus Corporation

2084 E 3900 S

Salt Lake City, Utah 84124

Attn: Aaron J. Kuehne

Email: akuehne@bdel.com

With a copy (which will not constitute notice) to:

Kane Kessler, P.C.

666 Third Avenue
New York, New York 10017

Attn.: Robert L. Lawrence, Esq.

Email: rlawrence@kanekessler.com

If to any Seller, the Sellers’ Representative or, prior to the Closing, the Company:

BHH Management, Inc.

445 South Figueroa Street, Suite 3250

Los Angeles, CA 90071

Attn: Stephen F. Hinchliffe, Jr.

Email: shinchliffe@bhhmgmt.com

With a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

400 South Hope St., 18th Floor

Los Angeles, CA 90071

Attention: John A. Laco, Esq.

Email: jlaco@omm.com

Any Party may at any time change the address to which notices may be sent under this Section 8.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 8.2.

8.3	Releases.

8.3.1	All Contracts between and among the Company, on the one hand, and any Seller or any of its Affiliates (other than the Company), on the other hand, will be terminated in their entirety upon the Closing by the parties thereto and will be deemed voided, cancelled and discharged in their entirety and the Company will not have any liability in respect of such Contracts or the termination thereof.

8.3.2	Effective as of the Closing, each Seller, on behalf of itself and each of its Affiliates, the officers, directors, employees, investors, shareholders, members or partners of such Seller, agents in their capacity as an agent of such Seller, successors, permitted assigns, the executors or administrators of such Seller (each, a “Seller Releasing Party” and, collectively, the “Seller Releasing Parties”), hereby releases, acquits and forever discharges the Company, its Affiliates, parent and subsidiary companies, predecessors, successors and permitted assigns (including Buyer and its Affiliates), and their respective former, present and future officers, directors, employees, shareholders, members, managers, partners and agents (collectively, the “Buyer Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, Proceedings, debts, Liens, Contracts, Taxes, promises, liabilities, claims, demands, damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise), Losses, fees, costs or expenses, of any kind or nature whatsoever, past, present, or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), existing or occurring prior to the Closing, whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which the Seller Releasing Parties, or any of them, ever have had or ever in the future may have against the Buyer Released Parties, or any of them, arising by virtue of or in connection with any actions or inactions with respect to the Company or its affairs on or before the Closing Date; provided, however, that the foregoing release will not release, impair or diminish, and will not include, in any respect, any rights of such Seller or any other Seller Indemnified Party under this Agreement, any other Transaction Document or any other Contract entered into pursuant to this Agreement or in connection with the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement will be interpreted to release Buyer from any of its obligations to Sellers under this Agreement, any other Transaction Document or any other Contract entered into pursuant to this Agreement or in connection with the transactions contemplated hereby.

8.3.3	Effective as of the Closing, Buyer, on behalf of itself and each of its Affiliates (including the Company), the officers, directors, employees, investors, shareholders, members or partners of Buyer and each of its Affiliates, agents in their capacity as an agent of Buyer and each of its Affiliates, successors, permitted assigns, the executors or administrators of Buyer and each of its Affiliates (each, a “Buyer Releasing Party” and, collectively, the “Buyer Releasing Parties” and, together with the Seller Releasing Parties, the “Releasing Parties”), hereby releases, acquits and forever discharges each Seller and its Affiliates, parent and subsidiary companies, predecessors, successors and assigns, and their respective former, present and future officers, directors, employees, shareholders, members, managers, partners, agents and attorneys (including, without limitation, OMM) (collectively, the “Seller Released Parties” and, together with the Buyer Released Parties, the “Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, Proceedings, debts, Liens, Contracts, Taxes, promises, liabilities, claims, demands, damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise), Losses, fees, costs or expenses, of any kind or nature whatsoever, past, present, or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), existing or occurring prior to the Closing, whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which the Buyer Releasing Parties, or any of them, ever have had or ever in the future may have against the Seller Released Parties, or any of them, arising by virtue of or in connection with any actions or inactions with respect to the Company or its affairs on or before the Closing Date; provided, however, that the foregoing release will not release, impair or diminish, and will not include, in any respect any rights of Buyer under this Agreement, any other Transaction Document or any other Contract entered into pursuant to this Agreement or in connection with the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement will be interpreted to release Sellers from any of their respective obligations to Buyer under this Agreement, any other Transaction Document or any other Contract entered into pursuant to this Agreement or in connection with the transactions contemplated hereby.

8.3.4	Each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or commencing, instituting or causing to be commenced any Proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

8.4	Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that (a) Buyer may assign its rights and obligations under this Agreement in whole or in part to any of its Affiliates and/or, to the extent granting a security interest, to any financing sources without the prior written consent of Sellers (provided, that Buyer will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee) and (b) any Seller may assign its rights and obligations under this Agreement to any of its Affiliates without the prior written consent of Buyer (provided, that such Seller will remain primarily liable hereunder following any such assignment and will be deemed to have unconditionally guaranteed the performance of its obligations hereunder by any such assignee). The assigning Party will provide the other Party written notice of any such assignment within ten (10) Business Days following the date of the assignment. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.

8.5	Amendment, Modification and Waiver. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and the Sellers’ Representative. The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

8.6	Due Diligence Review; No Additional Representations and Warranties. Buyer is an informed and sophisticated purchaser, and, together with Buyer’s Representatives, is experienced in the evaluation and purchase of businesses such as the Company. Buyer acknowledges and agrees, on behalf of itself and its Affiliates, that (a) Buyer has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment, with respect to the execution, delivery, and performance of this Agreement and the Transaction Documents, (b) Buyer has been furnished with, or given full access to, such documents and information about Sellers and the Company as Buyer and its Representatives have deemed necessary to enable Buyer to make an informed decision with respect to the execution, delivery, and performance of this Agreement and the Transaction Documents, (c) in entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties by Sellers and the Company expressly set forth in Article 2and Article 3, respectively, (d) except as expressly set forth in Article 2 and Article 3, no representation or warranty has been or is being made by any Person as to the accuracy or completeness of any information provided or made available to Buyer or its Representatives and (e) none of Sellers, the Company or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer and its Representatives and Affiliates, or Buyer’s or any of its Representatives’ or Affiliates’ use, of any written or oral information, and any information, documents or material made available to Buyer and its Representatives in any form (including any Projections (as defined below)), other than, in each case, the Transaction Documents. Buyer acknowledges that it and its Representatives have been provided access to the Data Room and have reviewed the materials contained therein.

8.7	Disclaimer Regarding Projections. In connection with Buyer’s investigation of the Company, Buyer and its Representatives have received from Sellers (directly or through its Representatives) certain projections, estimates and other forecasts and certain business plan information (collectively, the “Projections”). Buyer acknowledges that there are uncertainties inherent in attempting to make the Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all the Projections so furnished to it and any use of, or reliance by, it on the Projections will be at its sole risk, and without limiting any other provisions of this Agreement, that it will have no claim against anyone with respect to the Projections; provided, however, that the foregoing will not be interpreted to waive any rights that Buyer has with respect to recovery for breaches of representations and warranties made by Sellers in Article 3.

8.8	Interpretation.

8.8.1	Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun will be deemed to include the plural and the singular, (b) the use of masculine pronouns will include the feminine and neuter, (c) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (d) the word “or” will be inclusive and not exclusive, (e) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (f) each reference to “herein” means a reference to “in this Agreement,” (g) each reference to “$” or “dollars” will be to United States dollars, (h) each reference to “days” will be to calendar days, and (i) unless otherwise specified, each reference to any Contract or Law will be to such Contract or Law as amended, supplemented, waived (in the case of Contracts) or otherwise modified from time to time.

8.8.2	The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of the Transaction Documents.

8.8.3	Unless otherwise expressly provided in this Agreement, the measure of a period of one (1) month or one (1) year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one (1) month following February 18th is March 18th, and one (1) month following March 31 is May 1.

8.8.4	The Disclosure Schedule is hereby incorporated into this Agreement to the same extent as though fully set forth in this Agreement (provided, that in no event will any information or disclosures therein be deemed or interpreted to broaden or otherwise amplify the representations and warranties in this Agreement). The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify each other section and subsection in this Agreement to the extent it is reasonably apparent from a reading of the text of the disclosure that such disclosure is applicable to such other section and subsection. Information in the Disclosure Schedule under any particular schedule or section therein will be deemed disclosed with respect to all other schedules or sections therein and any representations, warranties or covenants therein of the Company, Sellers or Buyer where the applicability of such information to such other schedules or sections or representations, warranties or covenants is readily apparent, regardless of whether a cross-reference to the applicable section or schedule is actually made. Any matter disclosed in any of the Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed, and matters disclosed in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of the Company, any Seller or the Buyer, as the case may be, to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

8.9	Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Delaware, irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

8.10	Jurisdiction. Each party to this Agreement, by its execution hereof, hereby (a) irrevocably submits, and agrees to cause each of its Affiliates to submit, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise) arising out of or based upon this Agreement, any Transaction Document (unless otherwise set forth therein) or relating to the subject matter hereof or thereof, (b) waives, and agrees to cause each of its Affiliates to waive, to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement, any Transaction Document (unless otherwise set forth therein) or the subject matter hereof or thereof may not be enforced in or by such court and (c) agrees not to commence or to permit any of its Affiliates to commence any action, claim, cause of action or suit (in contract, tort or otherwise) arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise) to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. NOTWITHSTANDING THE FOREGOING, (I) THE SEEKING OF INJUNCTIVE RELIEF (INCLUDING, WITHOUT LIMITATION, FOR SPECIFIC PERFORMANCE) SHALL BE SUBJECT TO THE PROVISIONS OF SECTION 8.18 HEREOF AND (II) THE EXCLUSIVE CHOICE OF FORUM SET FORTH ABOVE SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY APPROPRIATE JURISDICTION.

8.11	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11. EACH OF THE PARTIES MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING OT THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.12	Conflicts and Privilege. The Company, Buyer and Sellers agree that, notwithstanding any current or prior representation of any Seller or its Affiliates by O’Melveny & Myers LLP (“OMM”), OMM will be allowed to represent Sellers or any of their respective Affiliates (which will no longer include the Company after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyer and its Affiliates (excluding, after the Closing, the Company) that either is existing on the date hereof or that arises in the future (provided that this waiver will not extend to any such future matter or dispute to the extent such future matter or dispute is unrelated to this Agreement and the Transactions), and Buyer does hereby, and agrees to cause its Affiliates (including, after the Closing, the Company) to, (a) waive any claim they have or may have that OMM has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event of such a matter or dispute, OMM may represent Sellers or such Affiliate in such dispute even though the interests of Sellers or such Affiliate may be directly adverse to Buyer or its Affiliates (including the Company) and even though OMM may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer or the Company. Buyer further agrees, and agrees to cause its Affiliates (including, after the Closing, the Company) to agree, that, as to all communications among OMM and Sellers and their respective Affiliates (including, prior to the Closing, the Company) and any files of OMM that relate in any way to the Transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and any attorney work product belongs to, and may be controlled by, Sellers and will not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, the Company). Accordingly, none of Buyer or its Affiliates (including the Company) will have access to such communications or to the files of OMM relating to the Transactions from and after the Closing. Notwithstanding the foregoing, if a dispute arises between Buyer or its Affiliates (including the Company) and a third party other than a Party to this Agreement after the Closing, the Company will give prompt notice to Sellers and OMM and assert the attorney-client privilege to prevent disclosure of confidential communications by OMM and any files of OMM to such third party, and in such case, Buyer and its Affiliates (including the Company) shall have access to such communications or files, provided they arise from OMM’s representation of the Company (and, for the avoidance of doubt, do not exclusively arise from OMM’s representation of parties other than the Company); provided, however, that the Company may not waive such privilege or other protection, and Buyer and its Affiliates (including the Company) shall not have such access, without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Sellers agree that, as to all communications between OMM and the Company prior to the Closing that do not relate in any way to the Transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and any attorney work product belongs to, and may be controlled by, Buyer and passes to Buyer (including, after the Closing, the Company). Accordingly, from and after the Closing, Buyer (and, after the Closing, the Company) will have access to such communications and to the files of OMM relating to OMM’s representation of the Company other than with respect to the Transactions. Nothing herein is intended to waive OMM’s rights to protect its own work product.

8.13	Section Headings. The section headings of this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

8.14	Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transactions as originally contemplated are fulfilled to the extent possible.

8.15	Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Section 5.7 or Article 6, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person (other than OMM) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.16	Entire Agreement. This Agreement, together with the Disclosure Schedule and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the Transactions and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof. There are no warranties, representations, or other agreements between the Parties hereto, or on which any of them has relied in connection with the subject matter hereof, except as specifically set forth in this Agreement or in the other Transaction Documents.

8.17	Attorneys’ Fees. Subject to the limitations set forth in this Agreement, in the event of any dispute related to or based upon this Agreement, the prevailing Party will be entitled to recover from the other Party its reasonable attorneys’ fees and costs.

8.18	Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise were breached or violated. Accordingly, each Party agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of this Agreement and to enforce specifically this Agreement in any claim, action, cause of action or suit (whether in Contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity, and that Party agrees to cooperate fully in any attempt by the other Parties in obtaining any such equitable remedy. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.

8.19	Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

8.20	Termination of Operating Agreement. Each Seller agrees that the Limited Liability Company Agreement of the Company dated as of December 15, 1995 (the “Operating Agreement”), will be of no further force and effect from and after the Closing, and hereby waives any and all (a) notice requirements and (b) rights or restrictions with respect to the transfer of the capital stock, membership interests or other Equity Interests of the Company set forth in the Operating Agreement. Effective upon such termination of the Operating Agreement, each of the Sellers hereby waives any and all rights under the Operating Agreement and, except for the continuing obligations provided for in this Agreement or the other Transaction Documents, releases all other parties to the Operating Agreement from all obligations, commitments, liabilities or claims arising thereunder.

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IN WITNESS WHEREOF, each Party has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a duly authorized Representative, all as of the date first set forth above.

“COMPANY”

Sierra Bullets, L.L.C., a Delaware limited liability company

By: BHH Management, Inc., its Managing Member

By:	/s/ Stephen F. Hinchliffe, Jr.
Name:	Stephen F. Hinchliffe, Jr.
Title:	President and Secretary

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Signature Page to Purchase and Sale Agreement

“BHH”

BHH Management, Inc., a California corporation

By:	/s/ Stephen F. Hinchliffe, Jr.
Name:	Stephen F. Hinchliffe, Jr.
Title:	President and Secretary

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Signature Page to Purchase and Sale Agreement

“LMI”

Lumber Management, Inc., a Delaware Corporation

By:	/s/ George D. Herrmann, Jr.
Name:	George D. Herrmann, Jr.
Title:	Chairman and Chief Executive Officer

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Signature Page to Purchase and Sale Agreement

“SELLERS’ REPRESENTATIVE”

BHH Management, Inc., a California corporation

By:	/s/ Stephen F. Hinchliffe, Jr.
Name:	Stephen F. Hinchliffe, Jr.
Title:	President and Secretary

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Signature Page to Purchase and Sale Agreement

“BUYER”

Everest/Sapphire Acquisition, LLC a Delaware limited liability company

By:	/s/ Aaron J. Kuehne
Name:	Aaron J. Kuehne
Title:	Secretary and Treasurer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

DEFINITIONS

“Accounting Principles” means GAAP, as applied using the same accounting methods, policies, principles, practices and procedures (including classifications, judgments and estimation methodologies) as were used in the preparation of the Financial Statements, in each case subject to the specific methods, policies, principles, practices and procedures used in the preparation of the Estimated Closing Statement pursuant to Section 1.4.1 and Exhibit C.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, the Company will not be considered an Affiliate of any Seller.

“Base Purchase Price” means an amount in cash equal to seventy-nine million dollars ($79,000,000).

“Bonus Payments” means, collectively (i) a payment to Patrick Daly in the amount of one million eight hundred ninety-two thousand eight hundred ninety-five dollars ($1,892,895) in accordance with that certain Bonus Agreement dated as of July 1, 2014, between Patrick Daly and the Company, and (ii) a payment to Roy Douglas Wickham in the amount of one million eight hundred ninety-two thousand eight hundred ninety-five dollars ($1,892,895) in accordance with that certain Bonus Agreement dated as of July 1, 2014, between Roy Douglas Wickham and the Company.

“Business” means the business and operations of the Company, as conducted as of the Closing Date.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or required by law to close.

“Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

“Cash” means the aggregate cash and cash equivalents (including bank account balances and deposits in transit or not yet recorded), including any evidences of short-term, highly liquid investments with original maturities of ninety (90) days or less, calculated in accordance GAAP.

“Closing Date Purchase Price” means an amount equal to

(i)	the sum of the following amounts, without duplication:

(A)	the Base Purchase Price;

(B)	the Closing Cash;

(C)	an amount equal to the absolute value of the Closing Working Capital less the Target Working Capital, if a positive number; and

Exhibit A-1

(ii)	less the sum of the following amounts, without duplication:

(A)	the Closing Indebtedness;

(B)	the Closing Transaction Expenses;

(C)	the Sellers’ Representative Amount; and

(D)	an amount equal to the absolute value of the Closing Working Capital less the Target Working Capital, if a negative number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” with respect to the Company means the actual knowledge, after due inquiry, of each of the Key Employees and the Sellers.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 23, 2017, between the Company and Clarus Corporation (formerly known as Black Diamond, Inc.).

“Consent” means any consent, approval, authorization, notice, waiver, filing or notification required to be obtained by any Seller or the Company from, filed by any Seller or the Company with, or delivered by any Seller or the Company to, any Person in connection with the consummation of the Transactions.

“Contract” means any legally binding contract, lease or other property agreement, license, indenture, note, bond, agreement, undertaking, arrangement, indemnity, lease, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement whether in writing or not.

“Copyrights” means all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, extensions, and all rights corresponding to the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, unregistered copyrightable works and works of authorship, compilations and derivative works thereof.

“Data Room” means the electronic data room as of the Closing Date with Intralinks entitled “Project Emerald”.

“Defect” means a defect or impurity, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“Disclosure Schedule” means the schedules attached hereto as Exhibit B.

“Environmental Claim” means any and all administrative, regulatory or judicial orders, suits, demands, demand letters, directives, claims, liens, administrative proceedings, or written notices of noncompliance or violation, by any Person (including, without limitation, any Governmental Authority) alleging liability or potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, closure costs, supplemental environmental projects, property damages, personal injuries, penalties, and leaking underground storage tanks) arising out of, based on or resulting from (a) the presence, or Release or threatened Release, of any Hazardous Materials at the Real Property, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law, or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

Exhibit A-2

“Environmental Law” means any applicable Law relating to the pollution or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.) and the regulations promulgated pursuant thereto.

“Environmental Permits” means the Governmental Authorizations required under applicable Environmental Laws reasonably necessary to operate the Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, would be deemed a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Date Purchase Price” means an amount equal to

(i)	the sum of the following amounts, without duplication:

(A)	the Base Purchase Price;

(B)	the Estimated Closing Cash;

(C)	an amount equal to the absolute value of the Estimated Closing Working Capital less the Target Working Capital, if a positive number; and

(ii)	less the sum of the following amounts, without duplication:

(A)	the Estimated Closing Indebtedness;

(B)	the Estimated Closing Transaction Expenses;

(C)	the Sellers’ Representative Amount; and

(D)	an amount equal to the absolute value of the Estimated Closing Working Capital less the Target Working Capital, if a negative number.

“Equity Interests” means, with respect to any Person, (a) the capital stock, partnership interests, membership interests, beneficial interests or any other equity or ownership interests in such Person or (b) any instruments convertible into or exchangeable for, or whose value is determined by reference to, any such interests.

“Fundamental Representations” means (i) with respect to each Seller, the representations of such Seller set forth in Sections 2.1 (Organization and Good Standing), 2.2 (Power and Authorization; Enforceability), 2.4 (Ownership), as applicable, Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.4 (Capitalization), 3.17 (Environmental Matters), 3.18 (Tax Matters) and 3.22 (Brokers) and (ii) with respect to Buyer, the representations and warranties of Buyer set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Power and Authorization; Enforceability) and 4.6 (Brokers).

Exhibit A-3

“GAAP” means United States generally accepted accounting principles as in effect on the Closing Date.

“Governing Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, certificate of formation or memorandum or articles of association (or the equivalent organizational documents) of such Person, (b) the bylaws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s authorized stock or other Equity Interests.

“Governmental Authority” means (i) the United States federal government or the government of any other country, (ii) the government of any state, commonwealth, province, county, city, territory, or possession or (iii) any quasi-government, municipality, political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies, arbitrator, mediator or other instrumentalities of any of the foregoing in subparts (i) and (ii).

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Hazardous Material” means petroleum, petroleum by-products, polychlorinated biphenyls, friable asbestos, radon, radioactive materials or wastes, lead or lead-containing materials, urea formaldehyde foam insulation, and any other chemicals, materials, substances or wastes which are, as of the date of this Agreement or the Closing Date, defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “hazardous air pollutants,” “pollutants,” or “contaminants” under any Environmental Law or that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws.

“Indebtedness” means, with respect to any Person, at a particular time, the sum of all of the following without duplication, whether or not included as indebtedness in accordance with the Accounting Principles: (a) all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar debt instruments; (b) all obligations (contingent or otherwise) of such Person to pay the deferred purchase price of any property or services (including the maximum potential amount payable with respect to earn-outs, purchase price adjustments or other payments related to acquisitions) (other than accrued expenses and accounts payable in the Ordinary Course and reflected as a current liability in the calculation of Closing Working Capital); (c) all obligations of such Person in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for under the Accounting Principles as a capital lease; (d) all liabilities under any swap, future or option agreement or other similar Contracts, instruments or derivatives designed to protect the Company against fluctuations in interest rates, foreign exchange or other capital market risks; and (e) all indebtedness referred to in the foregoing clauses (a) through (d) which is directly or indirectly guaranteed by such Person.

“Indemnification Cap” means an amount equal to ten percent (10%) of the Base Purchase Price.

Exhibit A-4

“Independent Accounting Firm” means Ernst & Young or, if Ernst & Young is unavailable or unwilling to serve, a mutually acceptable nationally recognized firm of independent certified public accountants that has not provided services to either Sellers or Buyer and its Subsidiaries in the preceding two (2) years; provided, that if Buyer and the Sellers’ Representative are unable to select such firm or expert within sixty (60) days after delivery of written notice of a disagreement, either Buyer or the Sellers’ Representative may request the American Arbitration Association to appoint, within twenty (20) Business Days from the date of such request, an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature.

“Intellectual Property” means all United States, foreign, international and state: (i) Patents, (ii) Trademarks, (iii) Internet domain names, (iv) Copyrights, including in computer software and databases, (v) registrations and applications for any of the foregoing (i) through (iv), (vi) Trade Secrets; (vii) uniform resource locators and Internet domain names and related registrations and applications and any and all renewals or extensions; (viii) moral rights associated with any of the foregoing; (ix) rights of privacy and publicity, including the names, likenesses, voices and biographical information of real persons; (x) other intellectual property rights, in each case whether registered or unregistered and including any and all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future or in any part of the world; and (xi) all other intellectual property and proprietary rights.

“Judgment” means any judgment, decision, order, decree, writ, injunction or ruling entered or issued by any Governmental Authority.

“Key Employees” means Patrick Daly and Roy Douglas Wickham.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Judgment, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Authority.

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.

“Losses” means any and all direct and actual losses, damages, penalties, fines, amounts paid in settlement, costs and expenses (including settlement and court costs and reasonable attorneys’ fees and expenses) net of any corresponding insurance proceeds of any of the foregoing, but excluding any punitive damages. For the avoidance of doubt, Losses shall include the reasonable fees and disbursements of one firm of counsel to an Indemnified Party incurred in connection with a claim brought against an Indemnifying Party pursuant to Article 6 whether or not such claim is a Third Party Claim.

“Material Adverse Effect” means a material adverse effect on (i) the Company or the assets, results of operations or financial condition thereof, taken as a whole, or (ii) the ability of Sellers to consummate the Transactions; provided, that any such change or effect resulting from any of the following, individually or in the aggregate, will not be considered when determining whether a Material Adverse Effect has occurred for purposes of clause (i) above: (A) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (B) any change in the industry in which the Company operates, (C) any change in Laws or accounting standards, or the enforcement or interpretation thereof, applicable to the Company, (D) conditions caused by acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (E) any hurricane, flood, tornado, earthquake or other natural disaster or (F) the failure in and of itself of the Company to achieve any financial projections or forecasts (but not the underlying cause of such failure); provided, that any adverse effects resulting from matters described in any of the foregoing clauses (A), (B), (C), (D) or (E) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent, and only to the extent, that they have a disproportionate effect on the Company relative to other participants in the industries in which the Company operates.

Exhibit A-5

“Net Working Capital” means (without duplication), with respect to the Company at any given time, the current assets of the Company less the current liabilities of the Company, in each case, as calculated in accordance with the Accounting Principles.

“Ordinary Course” means in the ordinary course of the Business, consistent with past practices.

“Patents” means all patents and patent applications, patentable inventions and improvements, and provisionals, non-provisionals, continuations, continuations in part, reissues, reexaminations, divisions, renewals, extensions, or disclosures relating to any of the foregoing, industrial designs, industrial design registrations and applications for industrial design registrations, certificates of invention, utility models and any and all other rights to inventions.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, and Liens for current Taxes and other charges and assessments of any Governmental Authority that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves are being maintained in accordance with the Accounting Principles, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other like Liens arising in the Ordinary Course, (iii) all restrictions of record identified in any title reports obtained by or made available to Buyer; provided same do not prohibit the use of any Real Property as it is currently being used by the Company, (iv) all non-exclusive licenses to Intellectual Property, (v) all local and other Laws, including building and zoning Laws, now or hereafter in effect relating to or affecting any real property, provided same do not impair the use and operation of such real property for the Business conducted thereon (vi) Liens of lenders incurred in deposits made in the Ordinary Course in connection with maintaining bank accounts, and (vii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature.

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Personal Information” means any information that alone or in combination with other information held by the Company can be used, directly or indirectly, to specifically identify an individual, other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose.

“Post-Closing Tax Period” means any period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Tax Period” means any period (or portion thereof) ending on or prior to the Closing Date.

Exhibit A-6

“Pro Rata Portion” means with respect to each Seller, the percentage of the Estimated Closing Date Purchase Price of such Seller set forth opposite such Seller’s name on Exhibit D attached hereto under the heading “Pro Rata Portion” (which percentages will be provided by the Company (with a copy to the Sellers’ Representative) on behalf of Sellers pursuant to Section 1.3).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Product” means any product designed, manufactured, sold, distributed and/or otherwise introduced into the stream of commerce, by or on behalf of the Company, including any product sold by the Company as the distributor, agent, or pursuant to any other contractual relationship with a manufacturer.

“Release” has the meaning set forth in CERCLA.

“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Restriction Period” means the period beginning on the Closing Date and ending upon the fifth (5th) anniversary of the Closing Date.

“Rights” means any subscriptions, options, warrants, rights (including phantom equity or equity appreciation rights), preemptive rights, voting, approval or proxy rights, or right of registration, conversion or exchange with respect to any of the Equity Interests of the Company, or any Contract obligating the Company, or any Affiliate of the Company, to issue, sell, purchase or register any Equity Interests of the Company or to grant, extend or enter into any Contract with respect to the Equity Interests of the Company.

“Sellers’ Representative Amount” means an amount in cash equal to five hundred thousand dollars ($500,000).

“Step-down Date” means the date which is the twelve (12) month anniversary of Closing.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency).

Exhibit A-7

“Target Working Capital” means ten million four hundred thousand dollars ($10,400,000).

“Tax” or “Taxes” means all federal, state, local or foreign income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, capital stock, withholding, social security, unemployment, disability, or windfall profit taxes, alternative or add-in minimum taxes, together with any interest and any penalties and additions to tax.

“Tax Agreement” means an agreement the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto.

“Taxing Authority” means any Governmental Authority responsible for the assessment, imposition or collection of any Tax.

“Threshold” means $800,000 in the aggregate until the Step-down Date. After the Step-down Date the Threshold shall be reduced to the lesser of (i) $400,000 in the aggregate and (ii) the difference of (x) $800,000, minus (y) the total amount of Losses then incurred or reasonably expected to be incurred by the Buyer Indemnified Parties that are not excluded under the Representation and Warranty Insurance Policy, resulting from claims noticed to the insurer under the Representation and Warranty Insurance Policy on or prior to the Step-down Date.

“Trademarks” means all trademarks, service marks, certification marks, corporate names, trade names, trade dress, fictitious names, assumed names, logos, slogans, other indicia of commercial source or origin, general intangibles of like nature, and any and all registrations and applications for any of the foregoing, together with all goodwill related to the foregoing.

“Trade Secrets” means all non-public technology, inventions, invention disclosures, trade secrets and know-how and other proprietary information, including proprietary processes, formulae, algorithms, models and methodologies;

“Transaction Documents” means this Agreement, the Disclosure Schedule and the other agreements, certificates, schedules and other documents contemplated by or delivered or executed by the Parties in connection with this Agreement, including, but not limited to, the Buyer Transaction Documents, the Company Transaction Documents and the Seller Transaction Documents.

“Transaction Expenses” means, without duplication, the sum of any fees, costs and expenses incurred or payable by the Company or Sellers in connection with the drafting, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, including, without limitation, all Bonus Payments and any sale bonus, success, retention, change of control or similar payment, severance or other payment incurred or payable by the Company as a result of the consummation of the Transactions (including any such payments under any Benefit Plan), together with all payroll, employment or similar Taxes imposed with respect to any such payment, but excluding the Sellers’ Representative Amount.

“Voting Debt” means Indebtedness having general voting rights and debt convertible into securities having such rights.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

Exhibit A-8

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement in the sections referenced below.

Term	Section
Agreement	Introduction
Allocation Schedule	Section 5.5.8
BHH	Introduction
BHH Interest	Background Paragraph A
Buyer	Introduction
Buyer Indemnified Parties	Section 6.1
Buyer Indemnified Party	Section 6.1
Buyer Released Parties	Section 8.3.2
Buyer Releasing Parties	Section 8.3.3
Buyer Releasing Party	Section 8.3.3
Closing	Section 1.1
Closing Cash	Section 1.4.2
Closing Date	Introduction
Closing Indebtedness	Section 1.4.2
Closing Statement	Section 1.4.2
Closing Transaction Expenses	Section 1.4.2
Company	Introduction
Company Insurance Policy	Section 3.11
Company IP Agreements	Section 3.14.3
Company Licensed Intellectual Property	Section 3.14.3
Company Owned Intellectual Property	Section 3.14.2
Company Returns	Section 3.18.1
Company Transaction Documents	Section 3.2.1
Continuing Employees	Section 5.6.1
Controlling Party	Section 6.3.2(b)
Covered Person	Section 5.7.1
Customer Contract Forms	Section 3.10.6
Determination Date	Section 1.4.5
Disputed Items	Section 1.4.3
Employee Benefit Plans	Section 3.16.1
Employees	Section 3.15.2
ERISA	Section 3.16.1
Estimated Closing Cash	Section 1.4.1
Estimated Closing Indebtedness	Section 1.4.1
Estimated Closing Statement	Section 1.4.1
Estimated Closing Transaction Expenses	Section 1.4.1
Estimated Closing Working Capital	Section 1.4.1
Financial Statements	Section 3.7.1
General Indemnification Period	Section 6.4
Indemnification Tax Benefit	Section 6.6.4
Indemnified Party	Section 6.3.1
Indemnifying Party	Section 6.3.1
Insurance Organizations	Section 3.9.5
Inter-Party Claim	Section 6.3.1
Latest Balance Sheet	Section 3.7.1

Exhibit A-9

Latest Balance Sheet Date	Section 3.7.1
Leased Real Property	Section 3.9.2
Liabilities	Section 3.7.2
Liable Party	Section 6.10
LMI	Introduction
LMI Interest	Background Paragraph A
Material Contracts	Section 3.10.1
Members	Section 5.7.1
Most Recent Fiscal Year End	Section 3.7.1
OECD Convention	Section 3.25
OMM	Section 8.12
Operating Agreement	Section 8.20
Owned Real Property	Section 3.9.1
Non-Controlling Party	Section 6.3.2(b)
Parties	Introduction
Party	Introduction
Payoff Amounts	Section 1.3.1(c)
Payoff Letters	Section 1.3.1(c)
Post-Closing Straddle Period	Section 5.5.5
Pre-Closing Straddle Period	Section 5.5.5
Pre-Closing Tax Refund	Section 5.5.3
Present Fair Salable Value	Section 4.9
Prohibited Activities	Section 5.4.1
Projections	Section 8.7
Real Property	Section 3.9.2
Real Property Leases	Section 3.9.2
Real Property Permits	Section 3.9.5
Receivables	Section 3.20.2
Registered Owned Intellectual Property	Section 3.14.1
Released Parties	Section 8.3.3
Releasing Parties	Section 8.3.3
Representation and Warranty Insurance Policy	Section 1.3.2(c)
Resolution Period	Section 1.4.4
Seller Indemnified Parties	Section 6.2
Seller Indemnified Party	Section 6.2
Seller Released Parties	Section 8.3.3
Seller Releasing Parties	Section 8.3.2
Seller Releasing Party	Section 8.3.2
Seller Transaction Documents	Section 2.2.1
Sellers	Introduction
Sellers’ Representative	Introduction
Solvency	Section 4.9
Solvent	Section 4.9
Straddle Period	Section 5.5.5
Third Party Claim	Section 6.3.2
Threshold	Section 6.5.2
Top Customers	Section 3.19.1
Top Suppliers	Section 3.19.2
Transactions	Background Paragraph B
Transfer Taxes	Section 5.5.6
Transferred Interests	Background Paragraph A

Exhibit A-10

Unaudited Financial Statements	Section 3.7.1
Unresolved Items	Section 1.4.5
Work Interference	Section 3.15.1

Exhibit A-11